UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

FORM 11-K

(Mark One)

/ X /	Annual Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

	For the fiscal year ended December 31, 2008	Commission file number 001-09553

OR

/ /	Transition Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

CBS 401(k) PLAN

(Full title of the plan)

CBS CORPORATION

(Name of issuer of the securities held pursuant to the plan)

51 West 52nd Street
New York, New York 10019

(Address of principal executive offices)

CBS 401(k) PLAN

FINANCIAL STATEMENTS, SUPPLEMENTAL SCHEDULES AND EXHIBIT

DECEMBER 31, 2008

INDEX

Pages

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits at December 31, 2008 and 2007	2

Statement of Changes in Net Assets Available for Benefits for the Year ended December 31, 2008	3

Notes to financial statements	4 – 19

Schedules
Supplemental Schedules:
Schedule H, line 4a – Schedule of Delinquent Participant Contributions	S – 1

Schedule H, line 4i - Schedule of Assets (Held at End of Year)	S – 2 – S – 17

All other schedules required by the Department of Labor’s Rules and Regulations for
Reporting and Disclosure under the Employee Retirement Income Security Act of
1974 are omitted as not applicable or not required.

Signatures	S – 18

Exhibit:
23.1 Consent of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of the

CBS 401(k) Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the CBS 401(k) Plan (the “Plan”) at December 31, 2008 and December 31, 2007, and the changes in net assets available for benefits for the year ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Delinquent Participant Contributions and the Schedule of Assets (Held at End of Year) are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management.  The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York

June 29, 2009

CBS 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

	At December 31,
	2008	2007
Assets
Cash and cash equivalents	$—	$ 60

Investments, at fair value:
Investments	2,920,706	2,074,451
Investments in master trust investment accounts (Note 8)	—	1,594,602
Participant loans	25,637	25,065

Receivables:
Employer contributions	1,682	—
Due from broker for securities sold	600	77
Interest and dividends	5,236	7,024
Total assets	2,953,861	3,701,279

Liabilities
Accrued expenses and other liabilities	1,093	1,867
Due to broker for securities purchased	402	638
Net assets available for benefits, at fair value	2,952,366	3,698,774
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(17,387)	(30,165)
Net assets available for benefits	$2,934,979	$3,668,609

The accompanying notes are an integral part of these financial statements.

 CBS 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

Year Ended
December 31, 2008
Additions to net assets attributed to:
Investment income:
Dividends	$ 9,753
Interest	90,943

Contributions:
Employee	104,024
Employer	35,988
Rollover	5,430

Plan mergers (Note 1):
Transfer from CNET Networks 401(k) Plan	62,184
Transfer from SignStorey, Inc. 401(k) Profit Sharing Plan and Trust	371
Total additions	308,693

Deductions from net assets attributed to:
Net depreciation in fair value of investments	(689,331)
Benefits paid to participants	(348,170)
Plan expenses	(4,822)
Total deductions	(1,042,323)

Net decrease	(733,630)

Net assets available for benefits, beginning of year	3,668,609

Net assets available for benefits, end of year	$ 2,934,979

The accompanying notes are an integral part of these financial statements.

CBS 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS

(Tabular dollars in thousands)

NOTE 1 – PLAN DESCRIPTION

The following is a brief description of the CBS 401(k) Plan (the “Plan”) and is provided for general information only.  Participants should refer to the Plan document for more complete information regarding the Plan.

The Plan, sponsored by CBS Corporation (the “Company” or “CBS Corp.”), is a defined contribution plan offered on a voluntary basis to eligible employees of the Company and its subsidiaries.

Eligible full-time employees are automatically enrolled in the Plan following the attainment of age 21, unless they elect not to participate.  Part-time employees are automatically enrolled in the Plan following the attainment of age 21 and completion of one thousand hours of service within a consecutive twelve-month period, unless they elect not to participate.  The Plan is subject to the provisions of the Internal Revenue Code of 1986, as amended, (the “Code”) and the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and is administered by a retirement committee appointed by the Company’s Board of Directors (the “Board”).

The Bank of New York Mellon (the “Trustee”) is the trustee and custodian and Mercer is the recordkeeper of the Plan.  Certain Plan investments are shares of funds managed by the Trustee or companies affiliated with the Trustee and therefore qualify as a party-in-interest transaction.  The fair value of these investments was $147.6 million at December 31, 2008 and $139.4 million at December 31, 2007 and these investments depreciated by $22.8 million for the year ended December 31, 2008.  In addition, certain Plan investments are shares of CBS Corp. common stock and therefore qualify as a party-in-interest transaction. The fair value of these investments was $66.2 million at December 31, 2008 and $161.5 million at December 31, 2007 and these investments depreciated by $122.1 million for the year ended December 31, 2008.  During the year ended December 31, 2008, the Plan purchased $33.8 million shares of CBS Corp. common stock and sold $3.5 million shares of CBS Corp. common stock.

Plan Mergers

During the second quarter of 2008, the Company completed the acquisition of CNET Networks, Inc. (“CNET”). Effective December 31, 2008, the CNET Networks 401(k) Plan (the “CNET Plan”), including net assets of $62,183,590, was merged into the Plan and all active participants in the CNET Plan were eligible to participate in the Plan.  In connection with the plan merger, participants’ accounts were liquidated and reinvested into the Plan’s funds that the investment committee determined to be of a similar nature.  Investments in the CNET Plan included a fixed

CBS 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

income fund that will be liquidated over a twelve-month period. For those investments merged into the Plan, former CNET Plan participants will continue to vest in their accounts in accordance with the original terms of the CNET Plan.

During the fourth quarter of 2007, the Company completed the acquisition of SignStorey, Inc. (“SignStorey”). Effective as of May 5, 2008, the SignStorey Inc. 401(k) Profit Sharing Plan & Trust (the “SignStorey Plan”), including net assets of $370,763, were merged into the Plan and all active participants in the SignStorey Plan were eligible to participate in the Plan. In connection with the plan merger, participants’ accounts were invested into the funds that the investment committee determined to be of a similar nature.

Participant Accounts

Each participant’s account is credited with the participant’s contributions, the employer matching contributions, the participant’s share of the investment income (loss) and any realized or unrealized gains or losses of the Plan’s assets, net of certain plan expenses.

Plan participants have the option of investing their contributions or existing account balances among various investment options.  These investment options included commingled trust funds (“common collective trusts”), registered investment companies (mutual funds), separate accounts, which primarily invest in common stocks and mutual funds a fixed income fund, consisting primarily of guaranteed investment contracts and synthetic guaranteed investment contracts, and CBS Corp. Class B Common Stock.

During 2007, the Plan was amended to convert the portion of the Plan invested in CBS Corp. Class A and B Common Stock to an Employee Stock Ownership Plan (“ESOP”).  As a result, when cash dividends on CBS Corp. Common Stock are paid to the ESOP, Plan participants have the option to elect to have dividends paid on vested shares either distributed to them or reinvested in the ESOP account in CBS Corp. Class B Common Stock. If a participant does not make an election, the dividends are reinvested in the ESOP account.

Participants may also elect to open a self-directed brokerage account (“SDA”).  Participants may not contribute directly to the SDA, but may transfer balances to the SDA from other investment funds except the fixed income fund.  A participant may transfer up to 25% of his or her account balance (net of loans) to the SDA.  The initial transfer to the SDA may not be less than $2,500 and there is no minimum for subsequent individual transfers.

CBS 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

Contributions

The Plan permits participants to contribute up to 15% of annual compensation on an after-tax basis or 50% on a before-tax or combination basis, subject to the Code limitations set forth below.  During 2008, the plan was amended to allow participants to make Roth 401(k) contributions on an after-tax basis.  Roth 401(k) contributions and the related earnings can be withdrawn tax-free if certain requirements are met. Prior to January 1, 2008, the Plan only permitted participants to contribute up to 15% of annual compensation on a before-tax, after-tax or combination basis, subject to Code limitations. The level of employer matching contributions is entirely at the discretion of the Board for all participants in the Plan.  For 2008, the Board set the employer’s matching contribution at 60% of the first 5% of eligible compensation contributed on a before-tax basis.

Employer matching contributions are initially invested entirely in CBS Corp. Class B Common Stock.  Participants are permitted to immediately transfer their Company matching contributions out of CBS Corp. Class B Common Stock and into any other investment option.

Eligible full-time newly hired employees are immediately eligible to participate in the Plan and deemed to have authorized the Company to make before-tax contributions in the Plan in an amount equal to 5% of the employee’s eligible compensation upon his or her date of hire.  Any such deemed authorization takes effect following the 60th day the employee becomes eligible to participate in the Plan.  However, a deemed authorization does not take effect if, during the 60-day period the employee elects not to participate in the Plan or to participate at a different contribution rate. Prior to January 1, 2008, the period in which the deemed authorization takes effect was 45 days.

All participants who have attained age 50 before the close of the calendar year are eligible to make catch-up contributions.  These contributions are not treated as matchable contributions. Catch-up contributions can be made if the eligible participants make the maximum contribution permitted under the Plan for a plan year.  The limit for catch-up contributions is $5,000 in 2008.

The Code limits the amount of annual participant contributions that can be made on a before-tax basis to $15,500 for 2008.  Total compensation considered under the Plan, based on Code limits, may not exceed $230,000 for 2008.  The Code also limits annual aggregate participant and employer contributions to the lesser of $46,000 or 100% of compensation in 2008.  All contributions made to the Plan on an annual basis may be further limited due to certain non-discrimination tests prescribed by the Code.

Vesting

Participants in the Plan are immediately vested in their own contributions and earnings thereon.  Employer matching contributions vest at 20% per year of service, becoming fully vested after

CBS 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

five years of service.  If participants terminate employment prior to being vested in their employer matching contributions, the non-vested portion of their account is forfeited and may be used to reduce future employer matching contributions and to pay administrative expenses.  Forfeitures are recorded at the time vested benefits are distributed.  Employer matching contributions of approximately $1,507,000 and $3,194,000 were forfeited in 2008 and 2007, respectively.  The Company utilized forfeitures of approximately $647,000 to pay administrative expenses during 2008. There were no forfeitures used to reduce matching contributions during 2008.  As of December 31, 2008 and 2007, the Company had forfeitures of approximately $2,106,000 and
$1,164,000, respectively, available to be used as noted above.

Loans Outstanding

Eligible participants may request a loan for up to the lesser of 50% of the participant’s vested account balance or $50,000, reduced by the highest outstanding balance of any Plan loan made to the participant during the twelve-month period ending on the day before the loan is made.  The minimum loan available to a participant is $500.  The interest rate on participant loans is one percentage point above the annual prime commercial rate (as published in The Wall Street Journal) on the first day of the calendar month in which the loan is approved. Principal and interest is payable through payroll deductions.  Only one loan may be outstanding at any time. Participants may elect repayment periods from 12 to 60 months commencing as soon as administratively possible following the distribution of the loan proceeds to the participant.  The Plan allows participants to elect a repayment term of up to 300 months for loans used for the acquisition of a principal residence.  Repayments of loan principal and interest are allocated in accordance with the participants’ then current investment elections.

The loans outstanding carry interest rates ranging from 4.01% to 11.50% as of December 31, 2008.

Distributions and Withdrawals

Earnings on both employee and employer contributions are not subject to income tax until they are distributed or withdrawn from the Plan.

Participants in the Plan, or their beneficiaries, may receive their vested account balances in a lump sum or in installments over a period of up to 20 years in the event of retirement, termination of employment, disability or death. In the event of termination of employment, participants may also elect partial distribution of their account balance.  In general, participants must receive a required minimum distribution upon attainment of age 70 1/2 unless they are still employed.

CBS 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

Participants in the Plan may withdraw part or all of their after-tax and rollover contributions.  Upon attainment of age 59 1/2, participants may also withdraw all or part of their before-tax contributions and earnings thereon.  The Plan limits participants to two of the above withdrawal elections in each calendar year.

A participant may obtain a financial hardship withdrawal of the vested portion of employer matching contributions and before-tax contributions provided that the requirements for hardship are met and only to the extent required to relieve such financial hardship.  There is no restriction on the number of hardship withdrawals permitted.

When a participant terminates employment with the Company, the full value of employee contributions and earnings thereon plus the value of all vested employer matching contributions can be rolled over to a tax qualified retirement plan or an IRA or remain in the Plan rather than being distributed.  If the vested account balance is $1,000 or less and the participant does not make an election to rollover the vested account balance it will be automatically paid in a single lump sum cash payment and taxes will be withheld from the distribution.

Plan Expenses

The fees for investment of Plan assets are charged to the Plan’s investment funds.  Certain administrative expenses such as fees for accounting and employee communications may be paid by the Plan using forfeitures as described above or may be paid by the Company.  Recordkeeping and trustee fees are paid from participant accounts. For 2008, $356,579 was paid to the Trustee, a party-in-interest, or its affiliates for trustee services provided during the year.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements are prepared on the accrual basis of accounting in conformity with accounting standards generally accepted in the United States of America.  Certain previously reported amounts have been reclassified to conform to the current presentation.

In accordance with the Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) AAG INV-1 and SOP 94-1-1 “Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare Pension Plans”, contract value was determined to be the relevant measurement attribute for the portion of net assets available for benefits attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.  As a result, the Statement of Net Assets Available for Benefits presents the investments at fair value

CBS 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

with a separate adjustment from fair value to contract value for the portion of net assets attributable to each fully benefit-responsive investment contract.  The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis with respect to the fully benefit-responsive investment contracts.

Investment Valuation and Income Recognition

Short-term money market investments are carried at amortized cost which approximates fair value due to the short-term maturity of these investments.  Investments in common stock are reported at fair value based on quoted market prices on national security exchanges.  Investments in registered investment companies are reported at fair value based on quoted market prices representing the net asset value of the shares held by the Plan. The fair value of investments in separate accounts is determined by the Trustee based upon the fair value of the underlying securities.  The fair values of investments in common collective trusts are determined using the Net Asset Value (“NAV”) provided by the administrator of the fund.  The NAV is determined by each fund’s trustee based upon the fair value of the underlying assets owned by the fund, less liabilities, divided by the number of outstanding units. The fair value of fixed income securities is determined by independent pricing sources based on quoted market prices, when available, or using valuation models which incorporate certain other observable inputs including recent trading activity for comparable securities and broker quoted prices. Participant loans are recorded at cost, which approximates fair value.  Cash and cash equivalents are valued at cost plus accrued interest, which approximates market value. Interest income is accrued as earned and dividend income is recorded on the ex-dividend date.

The Plan invests in benefit-responsive synthetic and traditional guaranteed investment contracts through a fixed income fund. The contract value of guaranteed investment contracts and synthetic investment contracts represents the aggregate amount of deposits thereto, plus interest at the contract rate, less withdrawals.  The fair value of the fixed rate traditional guaranteed investment contracts is determined by discounting the related cash flows, based on the contract duration, using a yield curve interpolated from swap rates and adjusted for liquidity and credit quality.  The fair value of synthetic guaranteed investment contracts is determined based on quoted market prices for the underlying assets. The fair value of the wrapper contracts for synthetic guaranteed investment contracts is determined using the replacement cost methodology that incorporates various inputs including the difference between the market rate for wrap fees and the actual wrap fees currently charged.

Security Transactions

Purchases and sales of securities are recorded on the trade date.  The average cost basis is used to determine gains or losses on security dispositions.

CBS 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

The Plan presents in the Statement of Changes in Net Assets Available for Benefits, the net appreciation or depreciation in the fair value of its investments, which consists of the realized gains and losses and the unrealized appreciation and depreciation on those investments which are presented at fair value.

Interest in Master Trust Investment Accounts

The Company entered into a master trust agreement (the “Master Trust”) to invest the assets of the Plan, as well as other plans sponsored by the Company.  Pursuant to the Master Trust, the Trustee had created seven master trust investment accounts (“MTIAs”).  The other plans sponsored by the Company were subsequently merged into the Plan, thereby eliminating the need for the MTIA structure and effective January 1, 2008, the MTIA structure was eliminated.  During 2007, The MTIAs consisted of the INVESCO Fund, the Wellington Growth Portfolio, the Barclays Global Investors S&P 500 Index Fund, Mellon Bank EB SMAM Aggregate Bond Index Fund, Mellon Capital Tactical Asset Allocation Fund, Dodge & Cox Value Equity Fund and Franklin Portfolio Mid Cap Stock Fund.   Each of these MTIAs was maintained exclusively for the Master Trust.

The fair value of a unit of participation in the MTIAs was determined by the Trustee based on the fair value of the underlying securities. Net investment assets and net earnings/losses on the MTIAs were allocated daily to the plans investing in the MTIAs based on each plan’s proportionate interest.  The Plan’s interest in the MTIAs’ related earnings and expenses was allocated to participants based on their respective account balances invested in the MTIAs. (See Note 8).

Investments in Derivatives

As part of their investment strategy, the managers of certain of the Plans investment funds may enter into derivative contracts for various purposes including, managing exposure to sector risk or movements in interest rates, extending the duration of the life of the investment portfolio and as a substitute for cash securities. The derivative instruments typically used are interest rate swaps and futures.  When using derivative transactions there is exposure to credit loss in the event of nonperformance by counterparties to these agreements. The Plan’s investment managers continually monitor its positions with, and credit quality of, the financial institutions which are counterparties to its derivative instruments. Nonperformance by any of the counterparties is not anticipated.

Interest rate swaps are recorded at fair value on the Statement of Net Assets Available for Benefits and marked- to- market through the duration of the contract term with an offsetting

CBS 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

increase to unrealized appreciation (depreciation).  The fair value upon settlement is recorded as a realized gain (loss). The notional amount of open swap contracts was $266.1 million at December 31, 2008. The fair value of swap contracts recorded on the Statement of Net Assets Available for Benefits was ($15.7) million at December 31, 2008 and $6.9 million at December 31, 2007.

Futures are marked-to-market and settled daily.  The daily receipt or payment is recognized as unrealized appreciation (depreciation) until the contract is closed at which time the total fair value of the futures contract is recognized as a realized gain (loss) in the Statement of Changes in Net Assets Available for Benefits.  The total notional amount of outstanding futures contracts was $717.0 million at December 31, 2008.

Payment of Benefits

Benefit payments are recorded when paid.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan to make estimates and assumptions, such as those regarding fair value of investments, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period.  Actual results could differ from those estimates.

Adoption of New Accounting Standards

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards (‘SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”) for the Plan’s financial assets and liabilities.  SFAS 157 establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurement. (See Note 7).

Recent Pronouncements

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (“SFAS 161”) effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  SFAS 161 requires an entity to provide enhanced disclosures about derivative instruments and hedging activities.  The Plan administrator is currently evaluating the impact of the adoption of SFAS 161 on the Plan’s financial statements.

CBS 401(K) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

NOTE 3 – RISKS AND UNCERTAINTIES

The Plan provides for various investment options.  Investment securities are exposed to various risks such as interest rate, market and credit.  Market values of investments could decline for several reasons including, changes in prevailing market and interest rates, increases in defaults, and credit rating downgrades. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of such securities, it is at least reasonably possible that changes in investment values in the near term could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the related Statement of Changes in Net Assets Available for Benefits.

NOTE 4 – INVESTMENTS

The following table presents the Plan’s investments, at fair value:

	At December 31,
	2008	2007
Investments at fair value as determined by quoted market prices:
Wellington Growth Portfolio
Common stock	$73,843	$—
Mutual funds	681	—
Cash and cash equivalents	4,758	—
Dodge & Cox Value Equity Fund
Common stock	59,725	—
Mutual funds	2,630	—
Cash and cash equivalents	6,618	—
Franklin Portfolio Mid Cap Stock Fund
Common stock	33,616	—
Mutual funds	232	—
Cash and cash equivalents	8,823	—
Mutual funds	84,448	359,828
Common stock	74,282	174,823
Other	792	1,386
	350,448	536,037
Investments at estimated fair value:
Common collective trusts	740,077	246,219
Guaranteed investment contracts	115,851	96,231
Synthetic guaranteed investment contracts	1,714,330	1,195,964
	2,570,258	1,538,414
Investments, at fair value	$2,920,706	$2,074,451

CBS 401(K) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

Individual investments representing 5% or more of the Plan’s net assets available for benefits are identified below:

	At December 31,
	2008	2007
Barclays Global Investors S&P 500 Index Fund	$390,229	$643,412
INVESCO Fund MTIA, at contract value	$—	$574,660
Synthetic guaranteed investment contracts, at contract value:
Monumental Life Insurance MDA00930TR	$485,614	$—
Monumental Life Insurance MDA00303TR	$—	$460,079
JPMorgan Chase Bank ACBS-01	$398,691	$—
Union Bank of Switzerland No. 3071	$—	$378,730
Natixis Financial Products, Inc. No. 1222-01	$312,035	$296,572
State Street Bank and Trust Co. No. 108002	$264,178	$—
Natixis Financial Products, Inc. No. 1222-02	$201,429	$—

During the year ended December 31, 2008 the Plan’s investments (including gains and losses on investments sold and held during the year) depreciated as follows:

Commingled trusts	$398,477
Separate accounts (common stock and mutual funds)	126,760
Common stocks	128,751
Mutual funds	34,678
Other	665
Net depreciation	$689,331

Investment Contracts

The Plan invests in guaranteed investment contracts and synthetic guaranteed investment contracts. As described in Note 2, the guaranteed investment contracts are fully benefit-responsive and therefore, contract value is the relevant measurement attribute for that portion of the net assets available for benefits attributable to these contracts.  In a guaranteed investment contract, a deposit in the fund is used by the issuer to purchase investments that are held in the issuer’s general accounts.  The issuer is contractually obligated to repay the principal and a specified rate of interest guaranteed to the fund. There are no reserves against contract value for credit risk of the contract issuer or otherwise. A synthetic guaranteed investment contract provides for guaranteed returns of principal over a specified period of time through benefit responsive wrapper contracts, issued by a third party insurance company or bank, which are backed by underlying assets.

The interest crediting rate reflects the rate earned by participants for the underlying investments.  The wrapper contracts amortize the realized and unrealized gains and losses on the underlying fixed

CBS 401(K) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

income investments, typically over the duration of the investments, through adjustments to the future interest crediting rate.  Interest crediting rates are typically reset on a monthly or quarterly basis and all wrapper contract issuers provide that adjustments to the interest crediting rate cannot result in a future interest crediting rate that is less than zero.  Certain factors can influence the future interest crediting rates including, the level of market interest rates, the amount and timing of participant contributions and withdrawals, the returns generated by the fixed income investments that back the contract and the duration of the underlying investments backing the contract.

In certain circumstances, the amounts withdrawn from the investment contracts will be paid at fair value rather than contract value.  These events include plan termination, a material adverse change to the provisions of the plan, an employer election to withdraw from the contract to switch to a different investment provider or if the terms of a successor plan do not meet the contract issuer’s underwriting criteria for issuance of a clone contract.  The Company does not expect any employer initiated events that may cause premature liquidation of a contract at market value.

The contract issuer is permitted to terminate the fully benefit-responsive investment contracts with the Plan and settle at an amount different from contract value in certain events, including loss of the Plan’s qualified status, an un-cured material breach of responsibility, or material adverse changes to the provisions of the Plan.

At December 31, 2008 and 2007, guaranteed investment contracts and synthetic guaranteed investment contracts at contract value of $1,812,794,136 and $1,840,437,844, respectively, had fair values in the aggregate of $1,830,181,137 and $1,870,602,798, respectively.  The fair value of wrapper contracts was $3,034,164 and $502,810 at December 31, 2008 and 2007, respectively.

The average yields for investment contracts in the fixed income fund were as follows:

	At December 31,
	2008	2007
Based on actual earnings	4.5%	4.8%
Based on interest rate credited to participants	4.3%	5.0%

The following table presents the fair value of the assets, by type, that support the Plan’s synthetic guaranteed investment contracts held in the fixed income fund at December 31, 2008 and 2007.  The INVESCO Fund, which also held synthetic guaranteed investment contracts at December 31, 2007, was included in the MTIAs. (See Note 8).

CBS 401(K) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

	At December 31,
	2008	2007
Cash and cash equivalents	$132,564	$49,663
Common collective trusts	432,011	410,761
Fixed income	1,232,995	759,267
Futures	—	28
Swaps	(15,667)	6,855
Wrapper value	3,034	503
Net payables	(70,607)	(31,113)
Synthetic guaranteed investment contracts	$1,714,330	$1,195,964

NOTE 5 - INCOME TAX STATUS

The Internal Revenue Service issued a favorable determination letter dated May 20, 2003,  that the Plan continues to satisfy the requirements of Section 401(a) of the Code and that the trust thereunder is exempt from federal income taxes under the provisions of Section 501(a) of the Code.  The Plan has been amended since receiving the determination letter and was restated effective January 1, 2008. The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable provisions of the Code.  On February 2, 2009, the restated Plan was submitted to the Internal Revenue Service for routine periodic review and to obtain an updated determination letter.

NOTE 6 – TERMINATION PRIORITIES

Although the Company anticipates that the Plan will continue indefinitely, it reserves the right, by action of its Board, to amend or terminate the Plan provided that such action does not retroactively reduce earned participant benefits.

In the event of Plan termination, participants become fully vested.  Upon termination, the Plan provides that the net assets of the Plan would be distributed to participants based on their respective account balances.

CBS 401(K) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

NOTE 7 - FAIR VALUE MEASUREMENTS

The following table sets forth the Plan’s financial assets measured at fair value on a recurring basis at December 31, 2008.  These assets have been categorized according to the three-level fair value hierarchy established by SFAS 157, which prioritizes the inputs used in measuring fair value. See Note 2 for the valuation methodology used to measure the fair value of these investments.

	Level 1 (a)	Level 2 (b)	Level 3 (c)	Total
Common collective trusts	$ —	$ 740,077	$ —	$ 740,077
Separate accounts (common stock and mutual funds)	187,383	3,543	—	190,926
Common stock	74,282	—	—	74,282
Mutual funds	53,400	31,048	—	84,448
Guaranteed investment contracts	—	—	115,851	115,851
Synthetic guaranteed investment contracts	204,323	1,506,973	3,034	1,714,330
Participant loans	—	—	25,637	25,637
Other	792	—	—	792
Total	$ 520,180	$2,281,641	$ 144,522	$2,946,343

(a)	Level 1 valuation is based on quoted prices for the asset in active markets.
(b)	Level 2 valuation is based on inputs that are observable other than quoted market prices in Level 1, such as quoted prices for the asset in inactive markets or quoted prices for similar assets.
(c)	Level 3 valuation is based on unobservable inputs reflecting the Company’s own assumptions about the assumptions that market participants would use in pricing the asset.

CBS 401(K) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

The table below sets forth a summary of changes in the fair value of the Plan’s level 3 assets for the year ended December 31, 2008.

	Guaranteed Investment Contracts	Synthetic Guaranteed Investment Contracts(a)	Participant Loans
Balance, beginning of year	$96,231	$503	$25,065
Realized gains	800	—	—
Unrealized gains/(losses) related to instruments still held at the reporting date	4,872	2,531	—
Transfer from the CNET Plan	13,074	—	445
Purchases, sales, issuances and settlements (net)	874	—	127
Balance, end of year	$115,851	$3,034	$25,637

(a) Reflects fair value of related wrapper contracts.

NOTE 8 - INVESTMENT IN MASTER TRUST INVESTMENT ACCOUNTS

The MTIAs were created by the Trustee to invest the assets of the Plan as well as other plans previously sponsored by the Company.  These other plans were subsequently merged into the Plan and, effective January 1, 2008, the MTIA structure was eliminated.

The value of the Plan’s interest in the total net assets of each of the MTIAs at December 31, 2007 was as follows:

Barclays Global Investors S&P 500 Index Fund	100.00%
Dodge & Cox Value Equity Fund	100.00%
Franklin Portfolio Mid Cap Stock Fund	100.00%
INVESCO Fund	100.00%
Mellon Bank EB SMAM Aggregate Bond Index Fund	100.00%
Mellon Capital Tactical Asset Allocation Fund	100.00%
Wellington Growth Portfolio	100.00%

See Note 2 for a description of the MTIAs.

CBS 401(K) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

The following table presents the net investments held by the MTIAs at December 31, 2007.

Barclays Global Investors S&P 500 Index Fund (a)	$643,445
Dodge & Cox Value Equity Fund, at fair value:
Common stocks	111,317
Common collective trust	2,494
Franklin Portfolio Mid Cap Stock Fund, at fair value:
Common stocks	59,994
Common collective trust	248
INVESCO Fund, at fair value:
Group trusts	556,266
Short term investment funds	24,332
Mellon Bank EB SMAM Aggregate Bond Index Fund (a)	55,852
Mellon Capital Tactical Asset Allocation Fund (a)	8,475
Wellington Growth Portfolio, at fair value:
Common stocks	129,861
Preferred stocks	967
Common collective trust	3,531
Net payables	(2,180)
Net investments held by the MTIAs	$1,594,602

(a)  Invested entirely in commingled trust funds.

NOTE 9 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	At December 31,
	2008	2007

Net assets available for benefits per the financial statements	$2,934,979	$3,668,609
Amounts allocated to withdrawing participants	(309)	—
Adjustment from contract value to fair value for fully benefit -responsive investment contracts	17,387	—
Net assets available for benefits per the Form 5500	$2,952,057	$3,668,609

CBS 401(K) PLAN

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

The following is a reconciliation of the net decrease in net assets available for benefits as reflected in the financial statements to the Form 5500:

Year Ended December 31, 2008

Net decrease in net assets available for benefits per the financial statements	$(733,630)
Add: Amounts allocated to withdrawing participants at December 31, 2008	(309)
Less: Amounts allocated to withdrawing participants at December 31, 2007	—
Adjustment from contract value to fair value for fully benefit- responsive investment contracts	17,387
Net decrease in net assets available for benefits per the Form 5500	$(716,552)

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2008, but were not paid as of that date.

SCHEDULE H, line 4a

CBS 401 (k) PLAN

SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS

For the year ended December 31, 2008

(Dollars in thousands)

	Total that Constitute Nonexempt Prohibited Transactions
Participant Contributions Transferred Late to Plan	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP	Total Fully Corrected Under VFCP and PTE 2002-51
$50	—	—	$50	—

SCHEDULE H, line 4i

CBS 401 (k) PLAN

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

December 31, 2008

(Dollars in thousands)

	Identity of issuer, borrower, lessor or similar party	Maturity and Interest Rates	Cost(4)	Current Value	Wrapper Value

	Self Directed Accounts			$12,317	$-

	Corporate Common Stock:
* (1)	CBS Corporation Class A Common Stock			266	-
* (1)	CBS Corporation Class B Common Stock			65,910	-

	Total Corporate Common Stock			66,176	-

	Mutual Funds
	DFA U.S. Small Cap Fund			49,981	-
*	Dreyfus Government Cash Management Fund			25,674	-
	Federated Prime Obligations Fund Class TR			5,374	-

	Total Mutual Funds			81,029	-

	Commingled Trust Funds:
	Barclays Global Investors S&P 500 Index Fund			390,229	-
*	Standish Aggregate Bond Index Fund			79,239	-
	Capital Guardian Intl Equity Fund			67,677	-
	Barclays Global Investors LifePath 2020 Fund			67,053	-
	Capital Guardian Emerging Markets Equity Fund			50,823	-
	Barclays Global Investors LifePath 2040 Fund			37,589	-
	Barclays Global Investors LifePath 2010 Fund			23,885	-
	Barclays Global Investors LifePath 2035 Fund			6,141	-
	Barclays Global Investors LifePath Retirement Fund			5,600	-
	Barclays Global Investors LifePath 2030 Fund			4,293	-
	Barclays Global Investors LifePath 2015 Fund			3,344	-
	Barclays Global Investors LifePath 2025 Fund			2,350	-
	Barclays Global Investors LifePath 2045 Fund			1,054	-
	Barclays Global Investors LifePath 2050 Fund			800	-

	Total Commingled Trust Funds			740,077	-

	Separate Accounts:
(2)	Wellington Growth Portfolio			79,282	-
(2)	Dodge & Cox Value Equity Fund			68,973	-
* (2)	Franklin Portfolio Mid Cap Stock Fund			42,671	-

	Total Separate Accounts			190,926	-

	Guaranteed Investment Contracts, at contract value:
	Prudential Insurance Company of America
	G-10112-215	12/10/2013 and 5.09%		25,637	-
	Jackson National Life Insurance Company
	G-1378-3	12/01/2009 and 4.39%		21,745	-
	Jackson National Life Insurance Company
	G-1378-4	12/2/2013 and 5.32%		20,436	-
	Security Life of Denver Insurance Company
	SA-0556	7/01/2009 and 5.01%		19,435	-
	Prudential Insurance Company of America
	GA-10112-213	9/01/2009 and 4.27%		13,855	-
	New York Life
	GA-25200028	12/1/2009 and 4.48%		13,074	-

	Total Guaranteed Investment Contracts			114,182	-

	Synthetic Guaranteed Investment Contracts, at contract value:
(3)	Monumental Life Insurance Company
	MDA00930TR	evergreen and variable%		485,614	-
(3)	JPMorgan Chase Bank
	ACBS-01	evergreen and variable%		398,691	-
(3)	Natixis Financial Products, Inc.
	No. 1222-01	evergreen and variable%		312,035	-
(3)	State Street Bank and Trust Co.
	No. 108002	evergreen and variable%		264,178	-
(3)	Natixis Financial Products, Inc.
	No. 1222-02	evergreen and variable%		201,429	-
(3)	Natixis Financial Products, Inc.
	BR-222-25	4/27/2011 and 4.41%		36,665	-

	Total Synthetic Guaranteed Investment Contracts			1,698,612	-

*	Loans to Participants	Various maturities and interest rates ranging from 4.01% to 11.50%		25,637	-

	Total Assets			2,928,956	-

	Less: Adjustment from fair value to contract value for fully benefit-responsive investment contracts			17,387	3,034

	Total Assets, at fair value			$2,946,343	$3,034

*	Identified as a party-in-interest to the Plan.

(1)	A portion of these assets are held in the self-directed accounts.
(2)	Refer to Attachment A for listing of assets relating to these contracts.
(3)	Refer to Attachment B for listing of assets relating to these contracts.
(4)	There are no non-participant directed investments.

Attachment A

(In thousands)

Identity of Issuer	Description	Cost	Current Value
ABB LTD SPONSORED ADR	COMMON STOCK		$863
ABBOTT LABS COM	COMMON STOCK		2,093
ACCENTURE LTD BERMUDA CL A	COMMON STOCK		1,640
ALTERA CORP COM	COMMON STOCK		923
AON CORP COM	COMMON STOCK		983
APOLLO GROUP INC CL A	COMMON STOCK		1,534
APPLE INC	COMMON STOCK		673
AUTOMATIC DATA PROCESSING INC	COMMON STOCK		1,011
CAMECO CORP	COMMON STOCK		269
CATERPILLAR INC	COMMON STOCK		768
CISCO SYS INC COM	COMMON STOCK		1,661
COVIDIEN LIMITED	COMMON STOCK		1,396
CUMMINS INC COM	COMMON STOCK		488
DEERE & CO COM	COMMON STOCK		1,263
DREYFUS GOVT CASH MGMT FUND	MUTUAL FUND		681
EATON CORP	COMMON STOCK		530
ELECTRONIC ARTS	COMMON STOCK		736
EOG RES INC COM	COMMON STOCK		702
FLUOR CORP NEW COM	COMMON STOCK		73
FOCUS MEDIA HLDG LTD SPONSORED	COMMON STOCK		115
FOSTER WHEELER LTD	COMMON STOCK		140
GENENTECH INC	COMMON STOCK		1,104
GENERAL DYNAMICS CORP COM	COMMON STOCK		1,317
GENZYME CORP COM	COMMON STOCK		856
GOLDMAN SACHS GROUP INC COM	COMMON STOCK		1,462
GOOGLE INC CL A	COMMON STOCK		1,578
HALLIBURTON CO COM	COMMON STOCK		1,005
HESS CORP	COMMON STOCK		671
HEWLETT PACKARD CO COM	COMMON STOCK		1,626
HONEYWELL INTL INC COM	COMMON STOCK		1,002
IBM CORP COM	COMMON STOCK		1,040
ILLINOIS TOOL WKS INC COM	COMMON STOCK		494
KOHLS CORP COM	COMMON STOCK		466
LOCKHEED MARTIN CORP COM	COMMON STOCK		1,987
MANPOWER INC WIS	COMMON STOCK		561
MARSH & MCLENNAN COS INC COM	COMMON STOCK		1,092
MCAFEE INC	COMMON STOCK		1,093
MCKESSON CORP COM	COMMON STOCK		1,085
MEDTRONIC INC COM	COMMON STOCK		862
MERCK & CO INC COM	COMMON STOCK		757
METLIFE INC COM	COMMON STOCK		919
METROPCS COMMUNICATIONS INC	COMMON STOCK		865
MICROSOFT CORP COM	COMMON STOCK		2,852
MONSANTO CO NEW COM	COMMON STOCK		908
MOODYS CORP COM	COMMON STOCK		590
NESTLE SA SPON ADR REPSTG REG	COMMON STOCK		1,676
NETAPP INC COM	COMMON STOCK		740
NIKE INC CL B COM	COMMON STOCK		742
NORFOLK SOUTHN CORP COM	COMMON STOCK		240
NORTEL NETWORKS CORP NEW COM	COMMON STOCK		0
OCCIDENTAL PETE CORP COM	COMMON STOCK		1,065
ORACLE CORPORATION COM	COMMON STOCK		3,026
PEPSICO INC COM	COMMON STOCK		961
PETROLEO BRASILEIRO SA	COMMON STOCK		390
PRECISION CASTPARTS CORP	COMMON STOCK		1,090
QUALCOMM INC	COMMON STOCK		1,460
RAYTHEON CO COM NEW	COMMON STOCK		1,738
RESEARCH IN MOTION LTD COM	COMMON STOCK		723
SCHLUMBERGER LTD COM	COMMON STOCK		1,034
SIEMENS AG SPONSORED ADR	COMMON STOCK		788
ST JUDE MED INC COM	COMMON STOCK		924
STAPLES INC COM	COMMON STOCK		1,150
TARGET CORP COM	COMMON STOCK		1,051
TEVA PHARMACEUTICAL INDS ADR	COMMON STOCK		1,355
TJX COS INC NEW COM	COMMON STOCK		1,176
TRANSOCEAN LTD ZUG NAMEN-AKT	COMMON STOCK		460
ULTRA PETE CORP	COMMON STOCK		478
UNITEDHEALTH GROUP INC COM	COMMON STOCK		1,195
VERISIGN INC COM	COMMON STOCK		515
VIACOM INC NEW CL B	COMMON STOCK		1,027
VISA INC COM CL A	COMMON STOCK		1,021
WELLS FARGO & CO NEW COM	COMMON STOCK		1,122
WESTERN UN CO COM	COMMON STOCK		1,732
WYETH COM	COMMON STOCK		914
CASH	CASH AND CASH EQUIVALENTS		4,758
	WELLINGTON GROWTH PORTFOLIO		$79,282

AEGON N V AMERICAN NY REGISTRY	COMMON STOCK		$242
AMERICAN INTL GROUP INC COM	COMMON STOCK		213
AMGEN INC	COMMON STOCK		2,114
AUTODESK INC COM	COMMON STOCK		26
BAKER HUGHES INC COM	COMMON STOCK		1,268
BMC SOFTWARE INC COM	COMMON STOCK		433
BOSTON SCIENTIFIC CORP COM	COMMON STOCK		774
CADENCE DESIGN SYS INC COM	COMMON STOCK		92
CAPITAL ONE FINL CORP	COMMON STOCK		1,435
CARDINAL HEALTH INC COM	COMMON STOCK		1,431

Identity of Issuer	Description	Cost	Current Value
CARMAX INC	COMMON STOCK		118
CEMEX SAB DE CV SPONS ADR NEW	COMMON STOCK		183
CHEVRON CORPORATION COM	COMMON STOCK		1,277
CITIGROUP INC COM	COMMON STOCK		537
CITRIX SYS INC COM	COMMON STOCK		471
COMCAST CORP NEW CL A	COMMON STOCK		3,038
COMPUTER SCIENCES CORP COM	COMMON STOCK		966
COMPUWARE CORP	COMMON STOCK		405
COVIDIEN LIMITED	COMMON STOCK		562
CREDIT SUISSE GROUP SPON ADR	COMMON STOCK		212
DISH NETWORK CORP CL A	COMMON STOCK		166
DOMTAR CORP COM	COMMON STOCK		47
DOW CHEM CO COM	COMMON STOCK		905
DREYFUS GOVT CASH MGMT FUND	MUTUAL FUND		2,630
EATON CORP	COMMON STOCK		50
EBAY INC COM	COMMON STOCK		628
ERICSSON L M TEL CO ADR CL B	COMMON STOCK		312
FEDEX CORP COM	COMMON STOCK		1,443
GENERAL ELEC CO COM	COMMON STOCK		1,580
GENUINE PARTS CO COM	COMMON STOCK		356
GENWORTH FINL INC	COMMON STOCK		42
GLAXOSMITHKLINE PLC SPONSORED	COMMON STOCK		1,677
HEALTH MGMT ASSOC INC NEW CL A	COMMON STOCK		54
HEWLETT PACKARD CO COM	COMMON STOCK		2,994
HITACHI LTD ADR 10	COMMON STOCK		407
HOME DEPOT INC COM	COMMON STOCK		1,266
HSBC HLDG PLC SPON ADR NEW	COMMON STOCK		389
INTERPUBLIC GROUP COS INC COM	COMMON STOCK		208
KONINKLIJKE PHILIPS ELECTRS NV	COMMON STOCK		219
KYOCERA CORP ADR	COMMON STOCK		362
LEGG MASON INC	COMMON STOCK		219
LIBERTY GLOBAL INC	COMMON STOCK		114
LIBERTY GLOBAL INC COM SER A	COMMON STOCK		45
LIBERTY MEDIA CORP NEW	COMMON STOCK		440
LIBERTY MEDIA HLDG CORP	COMMON STOCK		215
LOEWS CORP COM	COMMON STOCK		424
MACYS INC COM	COMMON STOCK		311
MAXIM INTEGRATED PRODS INC COM	COMMON STOCK		457
MOLEX INC CL A	COMMON STOCK		272
MOTOROLA INC COM	COMMON STOCK		1,108
NEWS CORPORATION CL A	COMMON STOCK		1,636
NOVARTIS AG SPON ADR	COMMON STOCK		1,493
OCCIDENTAL PETE CORP COM	COMMON STOCK		1,920
PANASONIC CORP ADR	COMMON STOCK		902
PFIZER INC COM STK USD0.05	COMMON STOCK		1,535
PITNEY BOWES INC COM	COMMON STOCK		510
ROYAL DUTCH SHELL PLC	COMMON STOCK		662
SANOFI-AVENTIS ADR	COMMON STOCK		1,881
SCHLUMBERGER LTD COM	COMMON STOCK		910
SHERWIN WILLIAMS CO COM	COMMON STOCK		317
SLM CORP	COMMON STOCK		407
SONY CORP AMERN SH NEW ADR	COMMON STOCK		1,148
SPRINT NEXTEL CORP COM SER 1	COMMON STOCK		320
SUN MICROSYSTEMS INC COM NEW	COMMON STOCK		58
SYNOPSYS INC COM	COMMON STOCK		370
THOMSON	COMMON STOCK		14
TIME WARNER INC	COMMON STOCK		1,911
TRAVELERS COS INC COM	COMMON STOCK		678
TYCO ELECTRONICS LTD	COMMON STOCK		365
TYCO INTERNATIONAL LTD BERMUDA	COMMON STOCK		432
UNITEDHEALTH GROUP INC COM	COMMON STOCK		1,330
VULCAN MATLS CO COM	COMMON STOCK		417
WACHOVIA CORP NEW COM	COMMON STOCK		582
WAL MART STORES INC COM	COMMON STOCK		1,643
WALGREEN CO	COMMON STOCK		493
WELLPOINT INC	COMMON STOCK		1,854
WELLS FARGO & CO NEW COM	COMMON STOCK		1,483
WYETH COM	COMMON STOCK		1,032
XEROX CORP COM	COMMON STOCK		917
CASH	CASH AND CASH EQUIVALENTS		6,618
	DODGE & COX VALUE EQUITY FUND		$68,973

ACTIVISION BLIZZARD INC COM	COMMON STOCK		$105
ADVANCED AUTO PTS INC	COMMON STOCK		491
AFFILIATED COMPUTER SVCS INC	COMMON STOCK		74
AGCO CORP COM	COMMON STOCK		314
AIRGAS INC	COMMON STOCK		343
ALEXANDER & BALDWIN INC	COMMON STOCK		130
ALLIANT ENERGY CORP COM	COMMON STOCK		245
AMB PPTYS CORP COM	COMMON STOCK		84
AMERICAN FINL GROUP INC OHIO	COMMON STOCK		256
AMERICAN GREETINGS CORP CL A	COMMON STOCK		138
AMPHENOL CORP NEW CL A	COMMON STOCK		218
ANSYS INC COM	COMMON STOCK		120
APARTMENT INVT & MGMT CO CL A	COMMON STOCK		74
ARCH COAL INC COM	COMMON STOCK		212
ASSOCIATED BANC CORP COM	COMMON STOCK		77

Identity of Issuer	Description	Cost	Current Value
AVNET INC COM	COMMON STOCK		191
BANCORPSOUTH INC	COMMON STOCK		161
BANK OF HAWAII CORP	COMMON STOCK		375
BARNES & NOBLE INC COM	COMMON STOCK		48
BECKMAN COULTER INC COM	COMMON STOCK		105
BERKLEY W R CORP COM	COMMON STOCK		298
BJS WHSL CLUB INC COM	COMMON STOCK		260
BOB EVANS FARMS INC	COMMON STOCK		82
BORG WARNER INC COM	COMMON STOCK		74
BRINKER INTL INC COM	COMMON STOCK		116
BRINKS CO	COMMON STOCK		228
BRINKS HOME SEC HLDGS INC COM	COMMON STOCK		160
BROADRIDGE FINL SOLUTIONS INC	COMMON STOCK		231
CAMDEN PPTY TR SHS BEN INT	COMMON STOCK		194
CAMERON INTL CORP COM	COMMON STOCK		100
CARLISLE COS INC COM	COMMON STOCK		120
CENTERPOINT ENERGY INC	COMMON STOCK		173
CENTEX CORP COM	COMMON STOCK		95
CENTRAL EUROPEAN DISTR CORP	COMMON STOCK		116
CEPHALON INC COM	COMMON STOCK		62
CHARLES RIV LABORATORIES INTL	COMMON STOCK		160
CIMAREX ENERGY CO	COMMON STOCK		177
CLIFFS NAT RES INC COM	COMMON STOCK		151
COMSTOCK RES INC NEW	COMMON STOCK		80
CORN PRODS INTL INC COM	COMMON STOCK		110
DENBURY RES INC COM NEW	COMMON STOCK		248
DENTSPLY INTL INC NEW COM	COMMON STOCK		491
DEVRY INC DEL COM	COMMON STOCK		46
DIEBOLD INC	COMMON STOCK		242
DOLLAR TREE INC COM	COMMON STOCK		397
DPL INC COM	COMMON STOCK		409
DRESSER RAND GROUP INC	COMMON STOCK		41
DREYFUS GOVT CASH MGMT FUND	MUTUAL FUND		232
DUKE REALTY CORPORATION	COMMON STOCK		142
DUN & BRADSTREET CORP DEL NEW	COMMON STOCK		170
DYCOM INDS INC	COMMON STOCK		72
EDWARDS LIFE SCIENCES CORP COM	COMMON STOCK		71
EMCOR GROUP INC COM	COMMON STOCK		52
ENERGEN CORP	COMMON STOCK		408
EQUITABLE RES INC COM	COMMON STOCK		70
F5 NETWORK INC COM	COMMON STOCK		46
FACTSET RESH SYS INC	COMMON STOCK		93
FERRO CORP COM	COMMON STOCK		45
FIRST AMERICAN CORP COM	COMMON STOCK		121
FIRST NIAGARA FINL GROUP INC	COMMON STOCK		58
FIRSTMERIT CORP	COMMON STOCK		371
FLOWSERVE CORP COM	COMMON STOCK		196
FMC CORP NEW COM	COMMON STOCK		295
FMC TECHNOLOGIES INC COM	COMMON STOCK		310
FOOT LOCKER INC COM	COMMON STOCK		62
FOSSIL INC COM	COMMON STOCK		90
GARTNER INC COM	COMMON STOCK		455
GATX CORP COM	COMMON STOCK		384
GEN PROBE INC NEW	COMMON STOCK		201
GENTEX CORP COM	COMMON STOCK		143
GLOBAL PMTS INC COM	COMMON STOCK		312
GREAT PLAINS ENERGY INC COM	COMMON STOCK		39
HANOVER INS GROUP INC COM	COMMON STOCK		125
HANSEN NAT CORP	COMMON STOCK		57
HARRIS CORP DEL COM	COMMON STOCK		259
HARSCO CORP	COMMON STOCK		149
HARTE-HANKS INC COM	COMMON STOCK		60
HAWAIIAN ELEC INDS INC COM	COMMON STOCK		182
HCC INS HLDGS INC COM	COMMON STOCK		487
HEALTH CARE REIT INC COM	COMMON STOCK		236
HNI CORP	COMMON STOCK		105
HORMEL FOODS CORP COM	COMMON STOCK		239
HOSPITALITY PPTYS TR COM SHS	COMMON STOCK		198
HUBBELL INC CL B	COMMON STOCK		402
IDACORP INC COM	COMMON STOCK		56
IDEXX LABS INC COM	COMMON STOCK		177
INTERNATIONAL SPEEDWAY CORP CL	COMMON STOCK		66
INTERSIL CORP CL A	COMMON STOCK		181
ITT EDL SVCS INC COM	COMMON STOCK		494
JABIL CIRCUIT INC COM	COMMON STOCK		62
JACOBS ENGR GROUP INC COM	COMMON STOCK		197
JANUS CAP GROUP INC	COMMON STOCK		107
JOY GLOBAL INC	COMMON STOCK		55
KENNAMETAL INC COM	COMMON STOCK		82
KIRBY CORP COM	COMMON STOCK		47
KNIGHT CAP GROUP INC	COMMON STOCK		147
LANDSTAR SYS INC COM	COMMON STOCK		19
LIBERTY PPTY TR SHS BEN INT	COMMON STOCK		269
LIFE TECHNOLOGIES CORP COM	COMMON STOCK		457
LIFEPOINT HOSPS INC COM	COMMON STOCK		89
LINCARE HLDGS INC COM	COMMON STOCK		442
LUBRIZOL CORP	COMMON STOCK		87

Identity of Issuer	Description	Cost	Current Value
MACERICH CO COM	COMMON STOCK		76
MACK CALI RLTY CORP COM	COMMON STOCK		409
MANPOWER INC WIS	COMMON STOCK		190
MARINER ENERGY INC COM	COMMON STOCK		83
MDU RESOURCES GROUP INC	COMMON STOCK		369
MEDICIS PHARMACEUTICAL CORP	COMMON STOCK		172
MEREDITH CORP COM	COMMON STOCK		41
MINERALS TECHNOLOGIES INC COM	COMMON STOCK		258
MPS GROUP INC	COMMON STOCK		53
NATIONAL FUEL GAS CO N J	COMMON STOCK		316
NCR CORP NEW	COMMON STOCK		301
NETFLIX COM INC	COMMON STOCK		66
NEW YORK CMNTY BANCORP INC	COMMON STOCK		37
NORDSON CORP	COMMON STOCK		232
NV ENERGY INC COM	COMMON STOCK		376
OLIN CORP COM PAR $1.00	COMMON STOCK		108
OMNICARE INC COM	COMMON STOCK		247
OSHKOSH CORP COM	COMMON STOCK		138
OVERSEAS SHIPHOLDING GRP INC	COMMON STOCK		147
PANERA BREAD CO CL A COM	COMMON STOCK		157
PATTERSON UTI ENERGY INC COM	COMMON STOCK		87
PENTAIR INC COM	COMMON STOCK		225
PEPSIAMERICAS INC COM	COMMON STOCK		346
PHARMACEUTICAL PROD DEV INC	COMMON STOCK		177
PLAINS EXPLORATION & PRODTN	COMMON STOCK		107
PRICELINE COM INC	COMMON STOCK		88
PUGET ENERGY INC NEW	COMMON STOCK		196
PULTE HOMES INC COM	COMMON STOCK		73
RALCORP HLDGS INC NEW COM	COMMON STOCK		397
RAYMOND JAMES FINL INC COM	COMMON STOCK		204
REINSURANCE GROUP AMER INC COM	COMMON STOCK		81
RELIANCE STL & ALUM CO	COMMON STOCK		183
REPUBLIC SVCS INC COM	COMMON STOCK		214
ROPER INDS INC NEW COM	COMMON STOCK		109
ROSS STORES INC COM	COMMON STOCK		505
SCHEIN HENRY INC COM	COMMON STOCK		161
SEI INVESTMENT CO COM	COMMON STOCK		327
SEMTECH CORP	COMMON STOCK		68
SHAW GROUP INC COM	COMMON STOCK		96
SILICON LABORATORIES INC	COMMON STOCK		40
SOHU.COM INC COM	COMMON STOCK		199
SOUTHERN UN CO NEW	COMMON STOCK		197
SOUTHWESTERN ENERGY CO (DEL)	COMMON STOCK		278
SPX CORP	COMMON STOCK		292
STANCORP FINL GROUP INC COM	COMMON STOCK		610
STERIS CORP COM	COMMON STOCK		239
SVB FINL GROUP	COMMON STOCK		115
SYBASE INC COM	COMMON STOCK		417
SYNOPSYS INC COM	COMMON STOCK		180
SYNOVUS FINL CORP	COMMON STOCK		95
TCF FINL CORP	COMMON STOCK		52
TECH DATA CORP COM	COMMON STOCK		401
TECHNE CORP COM	COMMON STOCK		258
TELEPHONE & DATA SYS INC COM	COMMON STOCK		470
TERRA INDS INC	COMMON STOCK		227
TRACTOR SUPPLY CO	COMMON STOCK		61
TRANSATLANTIC HLDGS INC COM	COMMON STOCK		112
TRIMBLE NAV LTD	COMMON STOCK		61
TUPPERWARE BRANDS CORP COM	COMMON STOCK		66
UDR INC COM REIT	COMMON STOCK		145
UGI CORP NEW COM	COMMON STOCK		357
UNIVERSAL CORP VA	COMMON STOCK		105
UNIVERSAL HEALTH SVCS INC CL B	COMMON STOCK		406
URBAN OUTFITTERS INC COM	COMMON STOCK		274
URS CORP NEW	COMMON STOCK		379
VALSPAR CORP	COMMON STOCK		116
WARNACO GROUP INC	COMMON STOCK		338
WASHINGTON FEDERAL INC	COMMON STOCK		21
WATSON PHARMACEUTICALS INC COM	COMMON STOCK		64
WEINGARTEN RLTY INVS SH BEN	COMMON STOCK		226
WELLCARE HEALTH PLANS INC	COMMON STOCK		64
WERNER ENTERPRISES INC COM	COMMON STOCK		142
WESTAMERICA BANCORPORATION COM	COMMON STOCK		97
WESTERN DIGITAL CORP DEL COM	COMMON STOCK		250
WILEY JOHN & SONS INC CL A	COMMON STOCK		64
WILMINGTON TR CORP	COMMON STOCK		145
WMS INDS INC COM	COMMON STOCK		59
WORTHINGTON INDS INC COM	COMMON STOCK		213
CASH	CASH AND CASH EQUIVALENTS		8,823
FRANKLIN PORTFOLIO MID CAP STOCK FUND			$42,671

Attachment B

(In thousands)

Security Name	Maturity and Interest Rate	Description	Market Value
3M CO MTN B/E TR 00005	4.375% 08/15/2013 DD 08/21/08	CORPORATE DEBT INSTRUMENTS	$1,134
ABBOTT LABS☐	5.600% 05/15/2011 DD 05/12/06	CORPORATE DEBT INSTRUMENTS	317
ABU DHABI NATL ENERGY MTN 144A	5.620% 10/25/2012 DD 10/25/07	CORPORATE DEBT INSTRUMENTS	1,361
ACE INA HLDG INC GTD SR NT	5.800% 03/15/2018 DD 02/14/08	CORPORATE DEBT INSTRUMENTS	450
ACESS GROUP DEL 08-1 CL A	VAR RT 10/27/2025 DD 08/05/08	CORPORATE DEBT INSTRUMENTS	1,195
ADJUSTABLE RATE 04-5 CL 2A1	VAR RT 04/25/2035 DD 12/01/04	CORPORATE DEBT INSTRUMENTS	28
AEGON N V SR NT	4.750% 06/01/2013 DD 05/20/03	CORPORATE DEBT INSTRUMENTS	427
AHMAT AMERN 06-6 P/T A1-A	VAR RT 11/25/2036 DD 10/30/06	CORPORATE DEBT INSTRUMENTS	104
ALTERNATIVE LN 06 OA10 CL 1A1	VAR RT 08/25/2046 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	109
ALTRIA GROUP INC NT	9.700% 11/10/2018 DD 11/10/08	CORPORATE DEBT INSTRUMENTS	676
AMERICAN EXPRESS 08-2 CL A	4.020% 01/18/2011 DD 08/07/08	CORPORATE DEBT INSTRUMENTS	1,797
AMERICAN EXPRESS BK FSB MEDIUM	5.500% 04/16/2013 DD 04/16/08	CORPORATE DEBT INSTRUMENTS	5,210
AMERICAN EXPRESS CO	3.150% 12/09/2011 DD 12/11/08	U. S. GOVERNMENT SECURITIES	5,141
AMERICAN EXPRESS CO NT	7.000% 03/19/2018 DD 03/19/08	CORPORATE DEBT INSTRUMENTS	1,112
AMERICAN EXPRESS CR CORP MTN	5.875% 05/02/2013 DD 06/02/08	CORPORATE DEBT INSTRUMENTS	772
AMERICAN EXPRESS TRAVEL 144A	5.250% 11/21/2011 DD 11/21/06	CORPORATE DEBT INSTRUMENTS	858
AMERICAN GEN FIN CORP SR NT	8.450% 10/15/2009 DD 11/01/89	CORPORATE DEBT INSTRUMENTS	720
AMERICAN HOME MTG 2005-1 CL 6A	VAR RT 06/25/2045 DD 03/01/05	CORPORATE DEBT INSTRUMENTS	211
AMERICAN INTL GROUP INC 144A	8.250% 08/15/2018 DD 08/18/08	CORPORATE DEBT INSTRUMENTS	2,562
AMERICAN INTL GROUP INC MTN	5.450% 05/18/2017 DD 05/18/07	CORPORATE DEBT INSTRUMENTS	132
AMERICAN INTL GROUP INC NT	5.050% 10/01/2015 DD 04/01/06	CORPORATE DEBT INSTRUMENTS	402
AMERICAN INTL GRP MTN #TR00028	VAR RT 10/18/2011 DD 10/18/06	CORPORATE DEBT INSTRUMENTS	1,150
AMERICAN MOVIL S A DE C B GTD	5.500% 03/01/2014 DD 09/01/04	CORPORATE DEBT INSTRUMENTS	277
ANADARKO PETE CORP SR NT	5.950% 09/15/2016 DD 09/19/06	CORPORATE DEBT INSTRUMENTS	420
ANADARKO PETE CORP SR NT	5.950% 09/15/2016 DD 09/19/06	CORPORATE DEBT INSTRUMENTS	905
ANZ CAP TR I TR SECS 144A	4.484% 01/29/2049 DD 11/26/03	CORPORATE DEBT INSTRUMENTS	966
ANZ NATL INTL LTD MTN 144A	6.200% 07/19/2013 DD 07/16/08	CORPORATE DEBT INSTRUMENTS	614
AOL TIME WARNER INC NT	6.750% 04/15/2011 DD 04/19/01	CORPORATE DEBT INSTRUMENTS	205
APACHE CORP NT	6.000% 09/15/2013 DD 10/01/08	CORPORATE DEBT INSTRUMENTS	1,193
APPALACHIAN PWR CO SR NT SER O	5.650% 08/15/2012 DD 08/17/07	CORPORATE DEBT INSTRUMENTS	759
ARCELORMITTAL SA LUXEMBOURG NT	5.375% 06/01/2013 DD 05/27/08	CORPORATE DEBT INSTRUMENTS	1,056
ARIZONA PUB SVC CO NT	6.375% 10/15/2011 DD 10/05/01	CORPORATE DEBT INSTRUMENTS	400
ASSET BACKED CTFS TR 06-8 2A1	VAR RT 01/25/2046 DD 06/28/06	CORPORATE DEBT INSTRUMENTS	48
AT & T INC GLOBAL NT	6.500% 09/01/2037 DD 08/31/07	CORPORATE DEBT INSTRUMENTS	251
AT & T INC GLOBAL NT	6.500% 09/01/2037 DD 08/31/07	CORPORATE DEBT INSTRUMENTS	1,006
AT & T INC GLOBAL NT	6.500% 09/01/2037 DD 08/31/07	CORPORATE DEBT INSTRUMENTS	1,400
AT & T INC GLOBAL NT	6.500% 09/01/2037 DD 08/31/07	CORPORATE DEBT INSTRUMENTS	1,480
AT&T BROADBAND CORP NT	8.375% 03/15/2013 DD 11/18/02	CORPORATE DEBT INSTRUMENTS	771
AT&T BROADBAND CORP NT	8.375% 03/15/2013 DD 11/18/02	CORPORATE DEBT INSTRUMENTS	776
AT&T INC GLOBAL NT	5.600% 05/15/2018 DD 05/13/08	CORPORATE DEBT INSTRUMENTS	1,298
B A T INTL FIN PLC NT 144A	9.500% 11/15/2018 DD 11/21/08	CORPORATE DEBT INSTRUMENTS	333
BA CR CARD TR 08-3 CL A	VAR RT 08/15/2011 DD 03/18/08	CORPORATE DEBT INSTRUMENTS	2,479
BA CR CARD TR 08-9 CL A	4.070% 07/16/2012 DD 08/05/08	CORPORATE DEBT INSTRUMENTS	1,736
BANC AMER COML MTG 02 PB2 A4	6.186% 06/11/2035 DD 05/01/02	CORPORATE DEBT INSTRUMENTS	1,111
BANC AMER COML MTG 06-6 CL A4	5.356% 10/10/2045 DD 11/01/06	CORPORATE DEBT INSTRUMENTS	940
BANC AMER COML MTG INC 05-6 A4	VAR RT 09/10/2047 DD 12/01/05	CORPORATE DEBT INSTRUMENTS	2,091
BANK AMER COML MTG 00 1 CL A2A	7.333% 11/15/2031 DD 09/01/00	CORPORATE DEBT INSTRUMENTS	1,110
BANK AMER CORP NT	7.800% 02/15/2010 DD 02/14/00	CORPORATE DEBT INSTRUMENTS	205
BANK AMER CORP SR NT	5.750% 12/01/2017 DD 12/04/07	CORPORATE DEBT INSTRUMENTS	374
BANK AMER CORP SR NT	5.750% 12/01/2017 DD 12/04/07	CORPORATE DEBT INSTRUMENTS	1,709
BANK AMER FDG CORP MED TERM	5.650% 05/01/2018 DD 05/02/08	CORPORATE DEBT INSTRUMENTS	1,028
BANK AMER FDG CORP MED TERM	5.650% 05/01/2018 DD 05/02/08	CORPORATE DEBT INSTRUMENTS	10,080
BANK AMER MTG SECS 02 G CTF1A3	VAR RT 07/20/2032 DD 06/01/02	CORPORATE DEBT INSTRUMENTS	14
BANK AMER NA CHARLOTTE NC MED	6.100% 06/15/2017 DD 06/19/07	CORPORATE DEBT INSTRUMENTS	394
BANK NEW YORK INC MEDIUM TERM	4.500% 04/01/2013 DD 03/27/08	CORPORATE DEBT INSTRUMENTS	1,064
BANK ONE ISSUANCE TR 02 6 CL A	VAR RT 06/15/2012 DD 11/08/02	CORPORATE DEBT INSTRUMENTS	1,890
BARCLAYS BK PLC SUB NT 144A	6.050% 12/04/2017 DD 12/04/07	CORPORATE DEBT INSTRUMENTS	882
BARCLAYS CASH COLLATERAL	0.010% 01/01/2049 DD 07/01/08	INTEREST-BEARING CASH	(3,330)
BEAR STEARNS ALT 05-4 II 3A2	5.446% 05/25/2035 DD 04/01/05	CORPORATE DEBT INSTRUMENTS	318
BEAR STEARNS ARM 04-1 CL 21A1	VAR RT 04/25/2034 DD 02/01/04	CORPORATE DEBT INSTRUMENTS	56
BEAR STEARNS ARM 04-5 IIA	VAR RT 07/25/2034 DD 06/01/04	CORPORATE DEBT INSTRUMENTS	823
BEAR STEARNS ARM 05-3 CL 2A1	VAR RT 06/25/2035 DD 04/01/05	CORPORATE DEBT INSTRUMENTS	132
BEAR STEARNS ARM TR 02-11 IA2	VAR RT 01/25/2033 DD 12/01/02	CORPORATE DEBT INSTRUMENTS	17
BEAR STEARNS ARM TR 2005-5 A2	VAR RT 08/25/2035 DD 07/01/05	CORPORATE DEBT INSTRUMENTS	1,311
BEAR STEARNS COML 04-PWR6	4.825% 11/11/2041 DD 12/01/04	CORPORATE DEBT INSTRUMENTS	389
BEAR STEARNS COML 05-PWR10 A4	5.405% 12/11/2040 DD 12/01/05	CORPORATE DEBT INSTRUMENTS	1,701
BEAR STEARNS COS INC GLOBAL NT	5.500% 08/15/2011 DD 08/17/06	CORPORATE DEBT INSTRUMENTS	321
BEAR STEARNS COS INC MTN	6.950% 08/10/2012 DD 08/10/07	CORPORATE DEBT INSTRUMENTS	872
BEAR STEARNS COS INC MTN	6.950% 08/10/2012 DD 08/10/07	CORPORATE DEBT INSTRUMENTS	1,039
BEAR STEARNS COS INC NT	3.250% 03/25/2009 DD 03/25/04	CORPORATE DEBT INSTRUMENTS	523
BEAR STEARNS COS INC SR GLOBAL	7.250% 02/01/2018 DD 02/01/08	CORPORATE DEBT INSTRUMENTS	552
BEAR STEARNS COS INC SR NT	6.400% 10/02/2017 DD 10/02/07	CORPORATE DEBT INSTRUMENTS	494
BEAR STEARNS COS INC SR NT	6.400% 10/02/2017 DD 10/02/07	CORPORATE DEBT INSTRUMENTS	883
BERKSHIRE HATHAWAY FIN CORP	4.600% 05/15/2013 DD 11/15/08	CORPORATE DEBT INSTRUMENTS	1,500
BNP PARIBAS CASH COLLATERAL	VAR RT 01/01/2049 DD 07/01/08	INTEREST-BEARING CASH	1,080
BNP PARIBAS SUB NT TIER 1 144A	VAR RT 06/29/2049 DD 06/25/07	CORPORATE DEBT INSTRUMENTS	754
BOARDWALK PIPELINES INC LP	5.875% 11/15/2016 DD 11/21/06	CORPORATE DEBT INSTRUMENTS	376
BONY CASH RESERVE FUND		CASH	14,600
BRANDYWINE OPER LTN L P	4.500% 11/01/2009 DD 10/22/04	CORPORATE DEBT INSTRUMENTS	422
CALIFORNIA ST VAR PURP	5.000% 06/01/2037 DD 06/01/07	MUNI-GENERAL OBLIGATION	170
CALIFORNIA ST VARIOUS PURP	5.000% 11/01/2032 DD 11/01/07	MUNI-GENERAL OBLIGATION	1,573
CANADIAN NAT RES LTD NT	6.000% 08/15/2016 DD 08/17/06	CORPORATE DEBT INSTRUMENTS	157
CANADIAN NAT RES LTD NT	6.000% 08/15/2016 DD 08/17/06	CORPORATE DEBT INSTRUMENTS	349
CANADIAN NAT RES LTD NT	6.000% 08/15/2016 DD 08/17/06	CORPORATE DEBT INSTRUMENTS	363
CANADIAN NAT RES LTD NT	6.000% 08/15/2016 DD 08/17/06	CORPORATE DEBT INSTRUMENTS	1,112
CANADIAN NATL RY CO NT	4.250% 08/01/2009 DD 07/09/04	CORPORATE DEBT INSTRUMENTS	379
CANADIAN NATL RY CO NT	4.250% 08/01/2009 DD 07/09/04	CORPORATE DEBT INSTRUMENTS	980
CANADIAN PAC RY CO NEW NT	5.750% 05/15/2013 DD 05/20/08	CORPORATE DEBT INSTRUMENTS	648
CAPITAL AUTO 07 4 CL A-2B	VAR RT 12/15/2010 DD 11/15/07	CORPORATE DEBT INSTRUMENTS	1,238
CAPITAL ONE FINL CORP SR NT	5.700% 09/15/2011 DD 09/12/06	CORPORATE DEBT INSTRUMENTS	1,399
CARDINAL HEALTH INC NT	5.500% 06/15/2013 DD 06/02/08	CORPORATE DEBT INSTRUMENTS	638
CARGILL INC BD 144A	5.600% 09/15/2012 DD 09/11/07	CORPORATE DEBT INSTRUMENTS	1,177
CARGILL INC NT 144A	6.000% 11/27/2017 DD 11/27/07	CORPORATE DEBT INSTRUMENTS	560
CARRINGTON MTG 06-NC5 CL A1	VAR RT 01/25/2037 DD 12/19/06	CORPORATE DEBT INSTRUMENTS	606
CARRINGTON MTG LN TR SER 2006-NC3	1.54483% DD 02/25/36	CORPORATE DEBT INSTRUMENTS	2,586
CASH		INTEREST-BEARING CASH	589
CASH COLLATERAL HELD AT GOLDMAN		INTEREST-BEARING CASH	1,601
CASH HELD AT MERRILL LYNCH		INTEREST-BEARING CASH	334
CD 2007 CD5 MTG CL A-4	5.886% 11/15/2044 DD 11/01/07	CORPORATE DEBT INSTRUMENTS	361
CD 2007-CD4 P/T CL A-4	5.322% 12/11/2049 DD 03/01/07	CORPORATE DEBT INSTRUMENTS	60
CENTERPOINT ENERGY HOUSTON LLC	5.700% 03/15/2013 DD 09/15/03	CORPORATE DEBT INSTRUMENTS	942
CHASE ISSUACNE TR 08-9 CL A	4.260% 05/15/2013 DD 05/30/08	CORPORATE DEBT INSTRUMENTS	1,655
CHASE ISSUANCE 07-15 CL A	4.960% 09/17/2012 DD 10/03/07	CORPORATE DEBT INSTRUMENTS	1,859
CHASE ISSUANCE 07-17 CL A	5.120% 10/15/2014 DD 10/15/07	CORPORATE DEBT INSTRUMENTS	1,392
CHASE ISSUANCE TR 2006-3 CL A	VAR RT 07/15/2011 DD 05/15/06	CORPORATE DEBT INSTRUMENTS	1,444
CHASE MANHATTAN SUB NT	7.875% 06/15/2010 DD 06/09/00	CORPORATE DEBT INSTRUMENTS	567
CHASE MTG FIN SER 07-A1 CL 2A1	VAR RT 02/25/2037 DD 02/01/07	CORPORATE DEBT INSTRUMENTS	1,078
CHASE MTG FIN SER 07-A1 CL 3A1	VAR RT 02/25/2037 DD 02/01/07	CORPORATE DEBT INSTRUMENTS	502
CHASE MTG FIN SER 07-A1 CL 7A1	VAR RT 02/25/2037 DD 02/01/07	CORPORATE DEBT INSTRUMENTS	571
CHEVY CHASE FDG LLC MTG BACKED CTFS SER 2006-3	1.57583% DD 08/25/47	CORPORATE DEBT INSTRUMENTS	332
CHICAGO ILL O HARE INTL ARPT	5.000% 01/01/2033 DD 12/22/05	MUNI-AIRPORT	415
CHICAGO ILL TRAN AUTH SALES &	6.899% 12/01/2040 DD 08/06/08	TAXABLE MUNICIPALS	1,539
CHICAGO ILL TRAN AUTH SALES &	6.899% 12/01/2040 DD 08/06/08	TAXABLE MUNICIPALS	1,539

Security Name	Maturity and Interest Rate	Description	Market Value
CIT MTG LN 07 1 CL 2-A1 144A	VAR RT 05/25/2009 DD 09/28/07	CORPORATE DEBT INSTRUMENTS	790
CIT MTG LN 07 1 CL 2-A2 144A	VAR RT 10/25/2037 DD 09/28/07	CORPORATE DEBT INSTRUMENTS	268
CIT MTG LN 07 1 CL 2-A3 144A	VAR RT 09/25/2024 DD 09/28/07	CORPORATE DEBT INSTRUMENTS	393
CITI CASH COLLATERAL	VAR RT 01/01/2049 DD 07/01/08	INTEREST-BEARING CASH	1,090
CITIBANK OMNI 07-A 144A	VAR RT 12/23/2013 DD 12/27/07	CORPORATE DEBT INSTRUMENTS	1,743
CITIGROUP CAP XXI ENHANCED PFD	VAR RT 12/21/2057 DD 12/21/07	CORPORATE DEBT INSTRUMENTS	540
CITIGROUP INC GLOBAL NT	5.850% 07/02/2013 DD 06/28/06	CORPORATE DEBT INSTRUMENTS	265
CITIGROUP INC GLOBAL NT	5.850% 07/02/2013 DD 06/28/06	CORPORATE DEBT INSTRUMENTS	921
CITIGROUP INC GLOBAL NT	5.850% 07/02/2013 DD 06/28/06	CORPORATE DEBT INSTRUMENTS	1,373
CITIGROUP INC GLOBAL NT	5.850% 07/02/2013 DD 06/28/06	CORPORATE DEBT INSTRUMENTS	1,375
CITIGROUP INC GLOBAL SR NT	6.125% 11/21/2017 DD 11/21/07	CORPORATE DEBT INSTRUMENTS	5,861
CITIGROUP INC SR NT	5.500% 08/27/2012 DD 08/27/07	CORPORATE DEBT INSTRUMENTS	1,941
COMCAST CABLE COMMUNS INC NT	6.750% 01/30/2011 DD 01/16/01	CORPORATE DEBT INSTRUMENTS	246
COMCAST CORP NEW GTD NT	5.900% 03/15/2016 DD 03/02/06	CORPORATE DEBT INSTRUMENTS	286
COMCAST CORP NEW NT	5.300% 01/15/2014 DD 05/15/03	CORPORATE DEBT INSTRUMENTS	935
COMMERCIAL MTG 07-GG9 CL A4	5.444% 01/10/2017 DD 03/01/07	CORPORATE DEBT INSTRUMENTS	761
COMMERCIAL MTG ASSET 99-C2 A-2	VAR RT 11/17/2032 DD 10/11/99	CORPORATE DEBT INSTRUMENTS	811
COMMIT TO PUR FHLMC GOLD SFM	4.500% 01/01/2024 DD 01/01/09	U. S. GOVERNMENT SECURITIES	2,044
COMMIT TO PUR FHLMC GOLD SFM	4.500% 01/01/2024 DD 01/01/09	U. S. GOVERNMENT SECURITIES	3,067
COMMIT TO PUR FHLMC GOLD SFM	4.500% 01/01/2024 DD 01/01/09	U. S. GOVERNMENT SECURITIES	5,871
COMMIT TO PUR FHLMC GOLD SFM	4.500% 01/01/2024 DD 01/01/09	U. S. GOVERNMENT SECURITIES	14,942
COMMIT TO PUR FNMA	4.500% 01/01/2024 DD 01/01/09	U. S. GOVERNMENT SECURITIES	5,620
COMMIT TO PUR FNMA SF MTG	5.000% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	(82,513)
COMMIT TO PUR FNMA SF MTG	5.000% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	(37,208)
COMMIT TO PUR FNMA SF MTG	5.000% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	(25,524)
COMMIT TO PUR FNMA SF MTG	5.000% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	(2,044)
COMMIT TO PUR FNMA SF MTG	5.000% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	(1,009)
COMMIT TO PUR FNMA SF MTG	5.000% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	(515)
COMMIT TO PUR FNMA SF MTG	5.000% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	515
COMMIT TO PUR FNMA SF MTG	5.000% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	831
COMMIT TO PUR FNMA SF MTG	5.000% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	3,075
COMMIT TO PUR FNMA SF MTG	5.000% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	4,016
COMMIT TO PUR FNMA SF MTG	5.000% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	5,131
COMMIT TO PUR FNMA SF MTG	5.000% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	6,465
COMMIT TO PUR FNMA SF MTG	5.000% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	8,168
COMMIT TO PUR FNMA SF MTG	5.000% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	8,208
COMMIT TO PUR FNMA SF MTG	5.000% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	8,295
COMMIT TO PUR FNMA SF MTG	5.000% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	8,576
COMMIT TO PUR FNMA SF MTG	5.000% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	9,160
COMMIT TO PUR FNMA SF MTG	5.000% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	10,294
COMMIT TO PUR FNMA SF MTG	5.000% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	10,384
COMMIT TO PUR FNMA SF MTG	5.000% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	14,248
COMMIT TO PUR FNMA SF MTG	5.000% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	37,208
COMMIT TO PUR GNMA II JUMBOS	5.500% 02/20/2034 DD 02/01/04	U. S. GOVERNMENT SECURITIES	9,200
COMMIT TO PUR GNMA SF MTG	5.000% 01/15/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	(16,608)
COMMIT TO PUR GNMA SF MTG	5.000% 01/15/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	(5,228)
COMMIT TO PUR GNMA SF MTG	5.000% 01/15/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	520
COMMIT TO PUR GNMA SF MTG	5.000% 01/15/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	927
COMMIT TO PUR GNMA SF MTG	5.000% 01/15/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	1,020
COMMIT TO PUR GNMA SF MTG	5.000% 01/15/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	1,435
COMMIT TO PUR GNMA SF MTG	5.000% 01/15/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	5,228
COMMIT TO PUR GNMA SF MTG	5.000% 01/15/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	12,172
COMMONWEALTH EDISON CO 1ST MTG	6.150% 09/15/2017 DD 09/10/07	CORPORATE DEBT INSTRUMENTS	442
CONAGRA FOODS INC NT	6.750% 09/15/2011 DD 09/10/01	CORPORATE DEBT INSTRUMENTS	1,112
CONOCOPHILLIPS AUSTRALIA FDG	VAR RT 04/09/2009 DD 04/11/06	CORPORATE DEBT INSTRUMENTS	895
CONOCOPHILLIPS GTD NT	4.400% 05/15/2013 DD 05/08/08	CORPORATE DEBT INSTRUMENTS	1,441
COUNTRYWIDE FINL CORP MEDIUM	5.800% 06/07/2012 DD 06/07/07	CORPORATE DEBT INSTRUMENTS	585
COUNTRYWIDE HOME MTN #TR00313	4.000% 03/22/2011 DD 03/22/04	CORPORATE DEBT INSTRUMENTS	357
COVIDIEN INTL FIN S A SR NT	5.450% 10/15/2012 DD 04/15/08	CORPORATE DEBT INSTRUMENTS	1,443
COX COMMUNICATIONS INC NEW NT	4.625% 06/01/2013 DD 05/27/03	CORPORATE DEBT INSTRUMENTS	866
CREDIT SUISSE FB	4.125% 01/15/2010 DD 12/15/04	CORPORATE DEBT INSTRUMENTS	273
CREDIT SUISSE FB 01-CK3 CL A4	6.530% 06/15/2034 DD 06/01/01	CORPORATE DEBT INSTRUMENTS	977
CREDIT SUISSE FB 02 CKN2 CL A3	6.133% 04/15/2037 DD 05/01/02	CORPORATE DEBT INSTRUMENTS	838
CREDIT SUISSE FB 02 CKS4 A2	5.183% 11/15/2036 DD 10/01/02	CORPORATE DEBT INSTRUMENTS	937
CREDIT SUISSE FB 02 P1 A 144A	VAR RT 03/25/2032 DD 03/01/02	CORPORATE DEBT INSTRUMENTS	97
CREDIT SUISSE FB 03 CPN1 A 2	4.597% 03/15/2035 DD 03/01/03	CORPORATE DEBT INSTRUMENTS	526
CREDIT SUISSE FB 03-C3 CL A-5	3.936% 05/15/2038 DD 06/01/03	CORPORATE DEBT INSTRUMENTS	1,235
CREDIT SUISSE FB 06-3 CL 1-A1A	VAR RT 04/25/2036 DD 03/30/06	CORPORATE DEBT INSTRUMENTS	63
CREDIT SUISSE FIRST BOSTON N Y	5.000% 05/15/2013 DD 05/06/08	CORPORATE DEBT INSTRUMENTS	1,492
CREDIT SUISSE FIRST BOSTON N Y	5.000% 05/15/2013 DD 05/06/08	CORPORATE DEBT INSTRUMENTS	1,925
CSFB INT CASH COLLATERAL	VAR RT 01/01/2049 DD 07/01/08	INTEREST-BEARING CASH	550
CVS CORP SR NT	5.750% 08/15/2011 DD 08/15/06	CORPORATE DEBT INSTRUMENTS	2,007
CWABS ASSET BKD 07-1 CL 2A1	VAR RT 07/25/2037 DD 02/09/07	CORPORATE DEBT INSTRUMENTS	974
CWABS ASSET BKD 2006 12 2-A-1	VAR RT 09/25/2045 DD 06/30/06	CORPORATE DEBT INSTRUMENTS	100
CWALT ALT LN TR SER 06 OA19 A1	VAR RT 02/20/2047 DD 11/30/06	CORPORATE DEBT INSTRUMENTS	155
CWALT ALTERNATIVE 06-OA21 A-1	VAR RT 03/20/2047 DD 12/29/06	CORPORATE DEBT INSTRUMENTS	233
CWALT INC 05-38 P/T CL A-1	VAR RT 09/25/2035 DD 07/01/05	CORPORATE DEBT INSTRUMENTS	187
CWALT INC 2006-5T2 CL A3	6.000% 04/25/2036 DD 02/01/06	CORPORATE DEBT INSTRUMENTS	858
CWMBS INC 05-HYB4 CL 2-A-1	VAR RT 08/20/2035 DD 06/01/05	CORPORATE DEBT INSTRUMENTS	809
CWMBS INC 2004-HYB6 CL A-2	VAR RT 11/20/2034 DD 09/01/04	CORPORATE DEBT INSTRUMENTS	31
CWMBS INC 2006-HYB1 CL 3A1	VAR RT 03/20/2036 DD 01/01/06	CORPORATE DEBT INSTRUMENTS	679
CWMBS INC 2006-OA5 2-A-1	VAR RT 04/25/2046 DD 02/28/06	CORPORATE DEBT INSTRUMENTS	116
DAIMLERCHRYSLER AUTO 06-C CLA3	5.020% 07/08/2010 DD 10/02/06	CORPORATE DEBT INSTRUMENTS	610
DAIMLERCHRYSLER N A #TR00043	5.750% 09/08/2011 DD 09/08/06	CORPORATE DEBT INSTRUMENTS	633
DAIMLERCHRYSLER N A HLDG CORP	4.875% 06/15/2010 DD 06/09/05	CORPORATE DEBT INSTRUMENTS	907
DAIMLERCHRYSLER N A HLDG SR NT	6.500% 11/15/2013 DD 11/06/03	CORPORATE DEBT INSTRUMENTS	20
DEPOSITS FOR SHORT SALES		CASH	35,272
DEUTSCHE ALT-A 06 OA1 CL A-1	VAR RT 02/25/2047 DD 12/29/06	CORPORATE DEBT INSTRUMENTS	185
DEUTSCHE BK AG LONDON SR NT	6.000% 09/01/2017 DD 08/29/07	CORPORATE DEBT INSTRUMENTS	5,199
DEUTSCHE TELEKOM INTL FIN B V	5.875% 08/20/2013 DD 08/18/08	CORPORATE DEBT INSTRUMENTS	1,137
DEUTSCHE TELEKOM INTL FIN BV	STEP 06/15/2010 DD 07/06/00	CORPORATE DEBT INSTRUMENTS	515
DIAGEO CAP PLC GTD NT	5.200% 01/30/2013 DD 10/26/07	CORPORATE DEBT INSTRUMENTS	984
DOMINION RES INC DEL SR NT D	5.125% 12/15/2009 DD 12/16/02	CORPORATE DEBT INSTRUMENTS	25
DOW CHEM CO NT	6.000% 10/01/2012 DD 08/29/02	CORPORATE DEBT INSTRUMENTS	739
DPL INC SR NT	6.875% 09/01/2011 DD 08/31/01	CORPORATE DEBT INSTRUMENTS	2,539
DREYFUS GOVT CASH MGMT FUND	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	0
DREYFUS GOVT CASH MGMT FUND	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	2,419
DREYFUS GOVT CASH MGMT FUND	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	3,123
DREYFUS GOVT CASH MGMT FUND	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	25,480
DREYFUS GOVT CASH MGMT FUND	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	27,154
DU POINT E I DE NEMOURS & CO	5.000% 01/15/2013 DD 12/03/07	CORPORATE DEBT INSTRUMENTS	2,220
DUKE ENERGY CAROLINAS LLC 1ST	5.250% 01/15/2018 DD 01/10/08	CORPORATE DEBT INSTRUMENTS	281
EB CIS ASSET-BACKED SEC INDEX		CORPORATE DEBT INSTRUMENTS	2,867
EB CIS CMBS BOND INDEX FUND		COMMON/COLLECTIVE TRUST	18,844
EB CIS INT GOV/CR BOND INDEX		COMMON/COLLECTIVE TRUST	214,957
EB CIS MORTGAGE-BACKED SEC		COMMON/COLLECTIVE TRUST	195,344
EDP FIN B V AMSTERDAM NT 144A	5.375% 11/02/2012 DD 11/02/07	CORPORATE DEBT INSTRUMENTS	437
EDP FIN B V AMSTERDAM NT 144A	5.375% 11/02/2012 DD 11/02/07	CORPORATE DEBT INSTRUMENTS	920
EL PASO ENERGY MTN #TR 00004	7.800% 08/01/2031 DD 07/30/01	CORPORATE DEBT INSTRUMENTS	652
ENBRIDGE ENERGY PARTNERS LP NT	5.875% 12/15/2016 DD 12/21/06	CORPORATE DEBT INSTRUMENTS	329
ENCANA HLDGS FIN CORP NT	5.800% 05/01/2014 DD 05/13/04	CORPORATE DEBT INSTRUMENTS	42
ENDURANCE SPECIALTY HLDGS LTD	6.150% 10/15/2015 DD 10/17/05	CORPORATE DEBT INSTRUMENTS	282

Security Name	Maturity and Interest Rate	Description	Market Value
ENERGY TRANSFER PARTNERS LP	5.650% 08/01/2012 DD 02/01/06	CORPORATE DEBT INSTRUMENTS	223
ENERGY TRANSFER PARTNERS LP SR	5.950% 02/01/2015 DD 01/18/05	CORPORATE DEBT INSTRUMENTS	344
ENTERGY ARK INC 1ST MTG BD	5.400% 08/01/2013 DD 07/17/08	CORPORATE DEBT INSTRUMENTS	1,020
EXPORT IMPORT BK KOREA NT	5.500% 10/17/2012 DD 10/17/07	CORPORATE DEBT INSTRUMENTS	1,484
FARMER MAC GTD NTS TR 2006 2	5.500% 07/15/2011 DD 07/20/06	CORPORATE DEBT INSTRUMENTS	852
FARMER MAC GTD P/T AS-1008 1	VAR RT 01/25/2012 DD 03/01/97	U. S. GOVERNMENT SECURITIES	991
FEDERAL AGRIC MTG CORP	VAR RT 04/25/2011	U. S. GOVERNMENT SECURITIES	254
FEDERAL FARM CR BKS CONS BD	4.500% 08/08/2011 DD 09/08/05	U. S. GOVERNMENT SECURITIES	2,680
FEDERAL FARM CR BKS CONS BDS	5.050% 11/06/2017 DD 08/06/08	U. S. GOVERNMENT SECURITIES	579
FEDERAL FARM CR BKS CONS SYS	4.400% 04/25/2012 DD 07/25/05	U. S. GOVERNMENT SECURITIES	2,382
FEDERAL HOME LN BK CHICAGO SUB	5.625% 06/13/2016 DD 06/13/06	U. S. GOVERNMENT SECURITIES	1,246
FEDERAL HOME LN BK CONS BD	5.000% 03/14/2014 DD 02/08/07	U. S. GOVERNMENT SECURITIES	3,416
FEDERAL HOME LN BK CONS BD	5.000% 03/14/2014 DD 02/08/07	U. S. GOVERNMENT SECURITIES	4,023
FEDERAL HOME LN BK CONS BD	5.000% 03/14/2014 DD 02/08/07	U. S. GOVERNMENT SECURITIES	7,706
FEDERAL HOME LN BK CONS BD	5.000% 03/14/2014 DD 02/08/07	U. S. GOVERNMENT SECURITIES	18,492
FEDERAL HOME LN BK CONS BD	5.000% 03/14/2014 DD 02/08/07	U. S. GOVERNMENT SECURITIES	18,506
FEDERAL HOME LN BKS CONS BD	4.875% 12/14/2012 DD 11/03/05	U. S. GOVERNMENT SECURITIES	1,640
FEDERAL HOME LN BKS CONS BD	4.875% 12/14/2012 DD 11/03/05	U. S. GOVERNMENT SECURITIES	1,797
FEDERAL HOME LN BKS CONS BD	4.875% 12/14/2012 DD 11/03/05	U. S. GOVERNMENT SECURITIES	4,361
FEDERAL HOME LN BKS CONS BD	4.875% 12/14/2012 DD 11/03/05	U. S. GOVERNMENT SECURITIES	7,330
FEDERAL HOME LN MTG CORP DEB	5.750% 06/27/2016 DD 06/27/06	U. S. GOVERNMENT SECURITIES	1,341
FEDERAL HOME LN MTG CORP DEBS	5.750% 03/15/2009 DD 03/12/99	U. S. GOVERNMENT SECURITIES	10,101
FEDERAL HOME LN MTG CORP MTN	5.500% 08/20/2012 DD 06/15/07	U. S. GOVERNMENT SECURITIES	1,687
FEDERAL HOME LN MTG CORP MTN	5.500% 08/20/2012 DD 06/15/07	U. S. GOVERNMENT SECURITIES	1,840
FEDERAL HOME LN MTG CORP REF	5.125% 11/17/2017 DD 10/12/07	U. S. GOVERNMENT SECURITIES	1,042
FEDERAL HOME LN MTG CORP REF	5.125% 11/17/2017 DD 10/12/07	U. S. GOVERNMENT SECURITIES	10,787
FEDERAL NATL MTG ASSN	3.375% 05/19/2011 DD 05/19/08	U. S. GOVERNMENT SECURITIES	8,201
FEDERAL NATL MTG ASSN DEBS	4.250% 05/15/2009 DD 05/21/04	U. S. GOVERNMENT SECURITIES	10,115
FEDERAL NATL MTG ASSN MTN	3.625% 02/12/2013 DD 01/11/08	U. S. GOVERNMENT SECURITIES	1,591
FEDERAL NATL MTG ASSN MTN	3.625% 02/12/2013 DD 01/11/08	U. S. GOVERNMENT SECURITIES	2,460
FEDERAL NATL MTG ASSN MTN	3.625% 02/12/2013 DD 01/11/08	U. S. GOVERNMENT SECURITIES	2,621
FEDERAL NATL MTG ASSN MTN	3.625% 02/12/2013 DD 01/11/08	U. S. GOVERNMENT SECURITIES	9,811
FEDERATED DEPT STORE INC DEL	6.300% 04/01/2009 DD 03/24/99	CORPORATE DEBT INSTRUMENTS	88
FHA GMAC PROJ #56 221-D4	7.430% 11/01/2022 DD 09/01/82	U. S. GOVERNMENT SECURITIES	192
FHA INSD P/T MTG 98TH GMAC	6.919% 09/01/2019 DD 08/01/83	U. S. GOVERNMENT SECURITIES	55
FHA INSD PROJ 16TH REILLY MTG	7.000% 04/10/2027 DD 07/01/98	U. S. GOVERNMENT SECURITIES	34
FHA POOL #21 GMAC MTG IOWA	7.450% 05/01/2021 DD 08/01/81	U. S. GOVERNMENT SECURITIES	484
FHA PROJ 221 CL D4 REILLY	7.430% 05/01/2022	U. S. GOVERNMENT SECURITIES	78
FHA PROJ MTG POOL# 04 REILLY	7.430% 07/01/2022 DD 07/01/82	U. S. GOVERNMENT SECURITIES	35
FHLMC POOL #1B-1580	VAR RT 03/01/2034 DD 03/01/04	U. S. GOVERNMENT SECURITIES	500
FHLMC POOL #1H-2524	VAR RT 08/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	1,061
FHLMC POOL #1J-1018	VAR RT 04/01/2038 DD 03/01/08	U. S. GOVERNMENT SECURITIES	1,391
FHLMC POOL #1K-1233	VAR RT 05/01/2036 DD 05/01/06	U. S. GOVERNMENT SECURITIES	831
FHLMC POOL #1L-0199	VAR RT 09/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	1,269
FHLMC POOL #78-2935	VAR RT 12/01/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	949
FHLMC POOL #84-5355	VAR RT 05/01/2023 DD 05/01/93	U. S. GOVERNMENT SECURITIES	51
FHLMC POOL #A1-6199	7.000% 04/01/2031 DD 11/01/03	U. S. GOVERNMENT SECURITIES	135
FHLMC POOL #A1-8208	6.000% 03/01/2024 DD 01/01/04	U. S. GOVERNMENT SECURITIES	118
FHLMC POOL #A2-5226	6.500% 05/01/2033 DD 07/01/04	U. S. GOVERNMENT SECURITIES	42
FHLMC POOL #A4-1198	5.000% 12/01/2035 DD 12/01/05	U. S. GOVERNMENT SECURITIES	318
FHLMC POOL #A5-9994	5.500% 05/01/2037 DD 05/01/07	U. S. GOVERNMENT SECURITIES	944
FHLMC POOL #A7-5187	6.500% 04/01/2038 DD 03/01/08	U. S. GOVERNMENT SECURITIES	1,037
FHLMC POOL #B1-0170	4.500% 10/01/2018 DD 10/01/03	U. S. GOVERNMENT SECURITIES	35
FHLMC POOL #B1-0184	5.500% 10/01/2018 DD 10/01/03	U. S. GOVERNMENT SECURITIES	49
FHLMC POOL #B1-0207	4.500% 10/01/2018 DD 10/01/03	U. S. GOVERNMENT SECURITIES	41
FHLMC POOL #B1-0674	5.000% 11/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	98
FHLMC POOL #B1-0746	5.000% 11/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	38
FHLMC POOL #B1-0838	5.000% 11/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	20
FHLMC POOL #B1-0931	4.500% 11/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	40
FHLMC POOL #B1-1010	5.000% 12/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	21
FHLMC POOL #B1-1446	5.000% 12/01/2018 DD 12/01/03	U. S. GOVERNMENT SECURITIES	24
FHLMC POOL #B1-1801	4.500% 01/01/2019 DD 01/01/04	U. S. GOVERNMENT SECURITIES	44
FHLMC POOL #B1-2301	4.000% 02/01/2014 DD 02/01/04	U. S. GOVERNMENT SECURITIES	84
FHLMC POOL #B1-2730	4.000% 03/01/2014 DD 03/01/04	U. S. GOVERNMENT SECURITIES	150
FHLMC POOL #B1-2772	4.000% 03/01/2014 DD 03/01/04	U. S. GOVERNMENT SECURITIES	144
FHLMC POOL #B1-2818	4.000% 03/01/2014 DD 03/01/04	U. S. GOVERNMENT SECURITIES	124
FHLMC POOL #B1-2819	4.000% 03/01/2014 DD 03/01/04	U. S. GOVERNMENT SECURITIES	145
FHLMC POOL #B1-2883	4.000% 03/01/2014 DD 03/01/04	U. S. GOVERNMENT SECURITIES	128
FHLMC POOL #B1-2910	4.000% 03/01/2014 DD 03/01/04	U. S. GOVERNMENT SECURITIES	100
FHLMC POOL #B1-2911	4.000% 03/01/2014 DD 03/01/04	U. S. GOVERNMENT SECURITIES	110
FHLMC POOL #B1-3066	4.000% 03/01/2014 DD 03/01/04	U. S. GOVERNMENT SECURITIES	489
FHLMC POOL #B1-3343	4.000% 04/01/2014 DD 04/01/04	U. S. GOVERNMENT SECURITIES	64
FHLMC POOL #B1-3344	4.000% 04/01/2014 DD 04/01/04	U. S. GOVERNMENT SECURITIES	87
FHLMC POOL #B1-3360	4.000% 04/01/2014 DD 04/01/04	U. S. GOVERNMENT SECURITIES	120
FHLMC POOL #C0-1175	7.000% 05/01/2031 DD 05/01/01	U. S. GOVERNMENT SECURITIES	63
FHLMC POOL #C0-1598	5.000% 08/01/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	195
FHLMC POOL #C6-6817	7.000% 05/01/2032 DD 04/01/02	U. S. GOVERNMENT SECURITIES	64
FHLMC POOL #C6-8269	7.000% 06/01/2032 DD 06/01/02	U. S. GOVERNMENT SECURITIES	213
FHLMC POOL #C6-9013	7.000% 07/01/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	295
FHLMC POOL #D9-4598	6.500% 04/01/2021 DD 04/01/01	U. S. GOVERNMENT SECURITIES	39
FHLMC POOL #E0-1157	6.000% 06/01/2017 DD 06/01/02	U. S. GOVERNMENT SECURITIES	67
FHLMC POOL #E0-1281	5.000% 01/01/2018 DD 01/01/03	U. S. GOVERNMENT SECURITIES	18
FHLMC POOL #E0-1378	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	94
FHLMC POOL #E0-1448	5.000% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	25
FHLMC POOL #E0-1481	4.500% 10/01/2018 DD 10/01/03	U. S. GOVERNMENT SECURITIES	40
FHLMC POOL #E0-1489	4.500% 11/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	80
FHLMC POOL #E0-1490	5.000% 11/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	162
FHLMC POOL #E0-1538	5.000% 12/01/2018 DD 12/01/03	U. S. GOVERNMENT SECURITIES	688
FHLMC POOL #E0-1602	4.500% 03/01/2019 DD 03/01/04	U. S. GOVERNMENT SECURITIES	44
FHLMC POOL #E7-6730	6.000% 05/01/2014 DD 05/01/99	U. S. GOVERNMENT SECURITIES	46
FHLMC POOL #E7-7099	6.000% 05/01/2014 DD 05/01/99	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #E9-0288	6.000% 06/01/2017 DD 06/01/02	U. S. GOVERNMENT SECURITIES	53
FHLMC POOL #E9-1957	5.000% 10/01/2017 DD 10/01/02	U. S. GOVERNMENT SECURITIES	24
FHLMC POOL #E9-2098	5.000% 11/01/2017 DD 10/01/02	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #E9-2224	5.000% 11/01/2017 DD 10/01/02	U. S. GOVERNMENT SECURITIES	40
FHLMC POOL #E9-6057	4.500% 05/01/2018 DD 04/01/03	U. S. GOVERNMENT SECURITIES	104
FHLMC POOL #E9-6247	4.500% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	31
FHLMC POOL #E9-6248	4.500% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	32
FHLMC POOL #E9-6460	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	33
FHLMC POOL #E9-6988	5.000% 06/01/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	21
FHLMC POOL #E9-7034	4.500% 06/01/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	38
FHLMC POOL #E9-7701	5.000% 07/01/2018 DD 07/01/03	U. S. GOVERNMENT SECURITIES	19
FHLMC POOL #E9-9739	5.000% 08/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	29
FHLMC POOL #E9-9763	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #E9-9764	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #E9-9765	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #E9-9768	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	63
FHLMC POOL #E9-9769	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	31
FHLMC POOL #E9-9770	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	20
FHLMC POOL #G0-1324	7.000% 10/01/2031 DD 10/01/01	U. S. GOVERNMENT SECURITIES	29
FHLMC POOL #G0-1391	7.000% 04/01/2032 DD 03/01/02	U. S. GOVERNMENT SECURITIES	121
FHLMC POOL #G0-1564	6.000% 04/01/2033 DD 05/01/03	U. S. GOVERNMENT SECURITIES	69

Security Name	Maturity and Interest Rate	Description	Market Value
FHLMC POOL #G0-1731	6.500% 12/01/2029 DD 10/01/04	U. S. GOVERNMENT SECURITIES	506
FHLMC POOL #G0-1954	5.000% 11/01/2035 DD 11/01/05	U. S. GOVERNMENT SECURITIES	178
FHLMC POOL #G0-1981	5.000% 12/01/2035 DD 12/01/05	U. S. GOVERNMENT SECURITIES	136
FHLMC POOL #G0-2084	5.000% 03/01/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	1,607
FHLMC POOL #G0-2155	5.000% 03/01/2036 DD 03/01/06	U. S. GOVERNMENT SECURITIES	115
FHLMC POOL #G0-2184	5.000% 04/01/2036 DD 04/01/06	U. S. GOVERNMENT SECURITIES	1,485
FHLMC POOL #G0-2197	5.000% 06/01/2036 DD 05/01/06	U. S. GOVERNMENT SECURITIES	1,378
FHLMC POOL #G0-3689	5.000% 06/01/2036 DD 12/01/07	U. S. GOVERNMENT SECURITIES	789
FHLMC POOL #G0-3812	5.500% 02/01/2038 DD 01/01/08	U. S. GOVERNMENT SECURITIES	885
FHLMC POOL #G0-4544	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	2,016
FHLMC POOL #G1-0855	6.000% 12/01/2013 DD 11/01/98	U. S. GOVERNMENT SECURITIES	20
FHLMC POOL #G1-1409	6.000% 05/01/2017 DD 06/01/03	U. S. GOVERNMENT SECURITIES	62
FHLMC POOL #G1-1490	5.000% 10/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	34
FHLMC POOL #G1-1526	4.500% 03/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	44
FHLMC POOL #G1-1742	5.000% 07/01/2020 DD 06/01/05	U. S. GOVERNMENT SECURITIES	97
FHLMC POOL #G1-2093	4.500% 12/01/2018 DD 05/01/06	U. S. GOVERNMENT SECURITIES	1,315
FHLMC POOL #G1-2094	4.500% 06/01/2019 DD 05/01/06	U. S. GOVERNMENT SECURITIES	1,600
FHLMC POOL #G1-2311	5.000% 12/01/2020 DD 08/01/06	U. S. GOVERNMENT SECURITIES	733
FHLMC POOL #G1-8021	5.000% 11/01/2019 DD 11/01/04	U. S. GOVERNMENT SECURITIES	65
FHLMC POOL #H0-9183	6.000% 03/01/2038 DD 12/01/08	U. S. GOVERNMENT SECURITIES	3,004
FHLMC POOL #P6-0084	6.000% 03/01/2016 DD 01/01/03	U. S. GOVERNMENT SECURITIES	245
FHLMC GROUP #C4-5817	7.500% 12/01/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	52
FHLMC GROUP #E0-0894	8.500% 06/01/2015 DD 06/01/00	U. S. GOVERNMENT SECURITIES	27
FHLMC GROUP #E0-0912	8.500% 08/01/2015 DD 08/01/00	U. S. GOVERNMENT SECURITIES	4
FHLMC GROUP #E0-0935	8.500% 10/01/2015 DD 10/01/00	U. S. GOVERNMENT SECURITIES	39
FHLMC GROUP #E7-0797	5.500% 06/01/2013 DD 06/01/98	U. S. GOVERNMENT SECURITIES	90
FHLMC GROUP #E7-8829	6.000% 10/01/2014 DD 10/01/99	U. S. GOVERNMENT SECURITIES	29
FHLMC GROUP #E8-1255	8.500% 08/01/2015 DD 08/01/00	U. S. GOVERNMENT SECURITIES	60
FHLMC GROUP #G1-0777	9.000% 06/01/2010 DD 01/01/98	U. S. GOVERNMENT SECURITIES	5
FHLMC GROUP #G1-0817	6.000% 06/01/2013 DD 06/01/98	U. S. GOVERNMENT SECURITIES	10
FHLMC MULTICLASS MTG	6.250% 12/15/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	1
FHLMC MULTICLASS MTG	6.250% 12/15/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	1,867
FHLMC MULTICLASS MTG 2395 FT	VAR RT 12/15/2031 DD 12/15/01	U. S. GOVERNMENT SECURITIES	61
FHLMC MULTICLASS MTG T-61 1A1	VAR RT 07/25/2044 DD 06/01/04	U. S. GOVERNMENT SECURITIES	1,215
FIFTH THIRD BANCORP SR NT	6.250% 05/01/2013 DD 04/30/08	CORPORATE DEBT INSTRUMENTS	928
FIRST HORIZON 04-AR6 CL II-A-1	VAR RT 12/25/2034 DD 10/01/04	CORPORATE DEBT INSTRUMENTS	23
FIRST REP MTG LN TR 02 FRB1 A	VAR RT 08/15/2032 DD 09/05/02	CORPORATE DEBT INSTRUMENTS	245
FIRST UN NATL BK 01-C2 CL A 2	6.663% 01/12/2043 DD 06/01/01	CORPORATE DEBT INSTRUMENTS	1,640
FIRST UN NATL BK 01-C4 CL A2	6.223% 12/12/2033 DD 12/01/01	CORPORATE DEBT INSTRUMENTS	1,300
FNMA POOL #0253683	7.500% 01/01/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	98
FNMA POOL #0254546	5.500% 12/01/2017 DD 11/01/02	U. S. GOVERNMENT SECURITIES	130
FNMA POOL #0254548	5.500% 12/01/2032 DD 11/01/02	U. S. GOVERNMENT SECURITIES	6,006
FNMA POOL #0254621	6.500% 01/01/2033 DD 12/01/02	U. S. GOVERNMENT SECURITIES	463
FNMA POOL #0254753	4.000% 05/01/2010 DD 04/01/03	U. S. GOVERNMENT SECURITIES	299
FNMA POOL #0254817	4.000% 06/01/2013 DD 05/01/03	U. S. GOVERNMENT SECURITIES	62
FNMA POOL #0254845	4.000% 07/01/2013 DD 06/01/03	U. S. GOVERNMENT SECURITIES	84
FNMA POOL #0254863	4.000% 08/01/2013 DD 07/01/03	U. S. GOVERNMENT SECURITIES	118
FNMA POOL #0254909	4.000% 09/01/2013 DD 08/01/03	U. S. GOVERNMENT SECURITIES	226
FNMA POOL #0254918	4.500% 09/01/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	651
FNMA POOL #0254957	4.000% 10/01/2013 DD 09/01/03	U. S. GOVERNMENT SECURITIES	474
FNMA POOL #0255174	VAR RT 03/01/2014 DD 02/01/04	U. S. GOVERNMENT SECURITIES	691
FNMA POOL #0255178	5.000% 04/01/2034 DD 03/01/04	U. S. GOVERNMENT SECURITIES	11,292
FNMA POOL #0255654	4.500% 02/01/2035 DD 01/01/05	U. S. GOVERNMENT SECURITIES	262
FNMA POOL #0255897	4.500% 10/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	1,672
FNMA POOL #0256532	5.000% 12/01/2016 DD 11/01/06	U. S. GOVERNMENT SECURITIES	54
FNMA POOL #0256537	5.000% 12/01/2036 DD 11/01/06	U. S. GOVERNMENT SECURITIES	48
FNMA POOL #0256588	5.000% 12/01/2016 DD 12/01/06	U. S. GOVERNMENT SECURITIES	89
FNMA POOL #0256605	5.000% 02/01/2017 DD 01/01/07	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0256681	5.000% 04/01/2017 DD 03/01/07	U. S. GOVERNMENT SECURITIES	203
FNMA POOL #0256718	5.000% 05/01/2017 DD 04/01/07	U. S. GOVERNMENT SECURITIES	59
FNMA POOL #0256755	5.000% 06/01/2017 DD 05/01/07	U. S. GOVERNMENT SECURITIES	291
FNMA POOL #0257234	5.000% 06/01/2023 DD 05/01/08	U. S. GOVERNMENT SECURITIES	23
FNMA POOL #0257552	6.000% 12/01/2038 DD 12/01/08	U. S. GOVERNMENT SECURITIES	69
FNMA POOL #0303777	7.000% 03/01/2011 DD 02/01/96	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0303906	7.000% 05/01/2011 DD 04/01/96	U. S. GOVERNMENT SECURITIES	11
FNMA POOL #0303945	7.000% 12/01/2010 DD 05/01/96	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0313467	5.500% 11/01/2011 DD 03/01/97	U. S. GOVERNMENT SECURITIES	214
FNMA POOL #0316864	7.000% 07/01/2025 DD 07/01/95	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0340901	6.000% 03/01/2014 DD 03/01/96	U. S. GOVERNMENT SECURITIES	394
FNMA POOL #0357327	5.000% 01/01/2018 DD 01/01/03	U. S. GOVERNMENT SECURITIES	657
FNMA POOL #0357418	4.000% 08/01/2018 DD 08/01/03	U. S. GOVERNMENT SECURITIES	2,834
FNMA POOL #0357842	6.000% 07/01/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	149
FNMA POOL #0420218	7.000% 03/01/2013 DD 03/01/98	U. S. GOVERNMENT SECURITIES	11
FNMA POOL #0449943	6.500% 12/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	28
FNMA POOL #0453718	6.500% 01/01/2029 DD 01/01/99	U. S. GOVERNMENT SECURITIES	88
FNMA POOL #0454266	6.500% 01/01/2029 DD 01/01/99	U. S. GOVERNMENT SECURITIES	153
FNMA POOL #0454953	6.500% 12/01/2028 DD 01/01/99	U. S. GOVERNMENT SECURITIES	144
FNMA POOL #0456277	6.500% 12/01/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	34
FNMA POOL #0516232	8.500% 08/01/2009 DD 09/01/99	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0518113	7.000% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0535327	5.500% 06/01/2011 DD 05/01/00	U. S. GOVERNMENT SECURITIES	183
FNMA POOL #0555092	5.000% 12/01/2017 DD 11/01/02	U. S. GOVERNMENT SECURITIES	127
FNMA POOL #0555114	5.500% 12/01/2017 DD 11/01/02	U. S. GOVERNMENT SECURITIES	132
FNMA POOL #0555363	5.000% 04/01/2018 DD 03/01/03	U. S. GOVERNMENT SECURITIES	55
FNMA POOL #0555417	6.000% 05/01/2033 DD 04/01/03	U. S. GOVERNMENT SECURITIES	19
FNMA POOL #0555436	6.000% 05/01/2033 DD 04/01/03	U. S. GOVERNMENT SECURITIES	328
FNMA POOL #0555531	5.500% 06/01/2033 DD 05/01/03	U. S. GOVERNMENT SECURITIES	2,086
FNMA POOL #0555880	5.500% 11/01/2033 DD 10/01/03	U. S. GOVERNMENT SECURITIES	422
FNMA POOL #0569270	7.000% 01/01/2016 DD 01/01/01	U. S. GOVERNMENT SECURITIES	19
FNMA POOL #0611001	5.500% 11/01/2016 DD 11/01/01	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0626014	5.500% 02/01/2017 DD 01/01/02	U. S. GOVERNMENT SECURITIES	61
FNMA POOL #0643858	6.500% 05/01/2032 DD 05/01/02	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0652610	5.000% 04/01/2018 DD 04/01/03	U. S. GOVERNMENT SECURITIES	50
FNMA POOL #0654650	5.500% 01/01/2018 DD 01/01/03	U. S. GOVERNMENT SECURITIES	176
FNMA POOL #0669334	5.000% 11/01/2017 DD 11/01/02	U. S. GOVERNMENT SECURITIES	62
FNMA POOL #0672347	5.000% 12/01/2017 DD 12/01/02	U. S. GOVERNMENT SECURITIES	49
FNMA POOL #0674595	5.000% 12/01/2017 DD 12/01/02	U. S. GOVERNMENT SECURITIES	58
FNMA POOL #0674690	5.000% 01/01/2018 DD 12/01/02	U. S. GOVERNMENT SECURITIES	59
FNMA POOL #0674694	5.000% 01/01/2018 DD 12/01/02	U. S. GOVERNMENT SECURITIES	53
FNMA POOL #0674715	5.000% 01/01/2018 DD 12/01/02	U. S. GOVERNMENT SECURITIES	72
FNMA POOL #0675223	5.000% 12/01/2017 DD 12/01/02	U. S. GOVERNMENT SECURITIES	47
FNMA POOL #0675259	5.000% 12/01/2017 DD 12/01/02	U. S. GOVERNMENT SECURITIES	72
FNMA POOL #0676688	5.000% 12/01/2017 DD 12/01/02	U. S. GOVERNMENT SECURITIES	66
FNMA POOL #0678000	5.000% 12/01/2017 DD 12/01/02	U. S. GOVERNMENT SECURITIES	2,344
FNMA POOL #0678108	5.000% 01/01/2018 DD 12/01/02	U. S. GOVERNMENT SECURITIES	473
FNMA POOL #0684444	5.000% 04/01/2018 DD 03/01/03	U. S. GOVERNMENT SECURITIES	30
FNMA POOL #0686044	VAR RT 07/01/2033 DD 07/01/03	U. S. GOVERNMENT SECURITIES	455
FNMA POOL #0686229	5.000% 02/01/2018 DD 02/01/03	U. S. GOVERNMENT SECURITIES	35
FNMA POOL #0688017	5.500% 03/01/2033 DD 02/01/03	U. S. GOVERNMENT SECURITIES	147
FNMA POOL #0694406	5.500% 03/01/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	99
FNMA POOL #0695844	5.000% 04/01/2018 DD 04/01/03	U. S. GOVERNMENT SECURITIES	149
FNMA POOL #0695845	5.000% 04/01/2018 DD 04/01/03	U. S. GOVERNMENT SECURITIES	42

Security Name	Maturity and Interest Rate	Description	Market Value
FNMA POOL #0695904	5.000% 05/01/2018 DD 04/01/03	U. S. GOVERNMENT SECURITIES	647
FNMA POOL #0695926	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	60
FNMA POOL #0695932	5.000% 06/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	44
FNMA POOL #0698975	5.000% 04/01/2018 DD 03/01/03	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0702857	5.000% 04/01/2018 DD 04/01/03	U. S. GOVERNMENT SECURITIES	1,100
FNMA POOL #0703445	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	87
FNMA POOL #0703710	5.000% 02/01/2018 DD 04/01/03	U. S. GOVERNMENT SECURITIES	101
FNMA POOL #0707774	4.500% 06/01/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	239
FNMA POOL #0708804	5.000% 06/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	15
FNMA POOL #0709826	5.000% 06/01/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	17
FNMA POOL #0713972	5.500% 07/01/2033 DD 07/01/03	U. S. GOVERNMENT SECURITIES	6,624
FNMA POOL #0720286	5.500% 03/01/2033 DD 05/01/03	U. S. GOVERNMENT SECURITIES	42
FNMA POOL #0724866	5.000% 06/01/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	39
FNMA POOL #0725050	4.500% 01/01/2019 DD 12/01/03	U. S. GOVERNMENT SECURITIES	42
FNMA POOL #0725162	6.000% 02/01/2034 DD 01/01/04	U. S. GOVERNMENT SECURITIES	976
FNMA POOL #0725206	5.500% 02/01/2034 DD 02/01/04	U. S. GOVERNMENT SECURITIES	1,823
FNMA POOL #0725277	4.500% 03/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	57
FNMA POOL #0725424	5.500% 04/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	92
FNMA POOL #0725425	5.500% 04/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	8,996
FNMA POOL #0725519	5.500% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	670
FNMA POOL #0725773	5.500% 09/01/2034 DD 08/01/04	U. S. GOVERNMENT SECURITIES	8,613
FNMA POOL #0725791	5.000% 11/01/2018 DD 08/01/04	U. S. GOVERNMENT SECURITIES	66
FNMA POOL #0725946	5.500% 11/01/2034 DD 10/01/04	U. S. GOVERNMENT SECURITIES	1,394
FNMA POOL #0725946	5.500% 11/01/2034 DD 10/01/04	U. S. GOVERNMENT SECURITIES	4,980
FNMA POOL #0729214	VAR RT 02/01/2035 DD 02/01/05	U. S. GOVERNMENT SECURITIES	1,402
FNMA POOL #0730638	4.000% 08/01/2018 DD 07/01/03	U. S. GOVERNMENT SECURITIES	1,933
FNMA POOL #0731380	4.500% 08/01/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	624
FNMA POOL #0734788	4.000% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	2,807
FNMA POOL #0735141	5.500% 01/01/2035 DD 12/01/04	U. S. GOVERNMENT SECURITIES	5,518
FNMA POOL #0735224	5.500% 02/01/2035 DD 01/01/05	U. S. GOVERNMENT SECURITIES	16,629
FNMA POOL #0735403	5.000% 04/01/2035 DD 03/01/05	U. S. GOVERNMENT SECURITIES	5,778
FNMA POOL #0735439	6.000% 09/01/2019 DD 03/01/05	U. S. GOVERNMENT SECURITIES	807
FNMA POOL #0735504	6.000% 04/01/2035 DD 04/01/05	U. S. GOVERNMENT SECURITIES	2,957
FNMA POOL #0735591	5.000% 06/01/2035 DD 05/01/05	U. S. GOVERNMENT SECURITIES	1,485
FNMA POOL #0735611	5.500% 03/01/2020 DD 05/01/05	U. S. GOVERNMENT SECURITIES	48
FNMA POOL #0735989	5.500% 02/01/2035 DD 10/01/05	U. S. GOVERNMENT SECURITIES	2,814
FNMA POOL #0739410	5.500% 10/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	288
FNMA POOL #0740482	5.500% 10/01/2018 DD 10/01/03	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0745140	5.000% 11/01/2035 DD 12/01/05	U. S. GOVERNMENT SECURITIES	1,454
FNMA POOL #0745193	5.500% 06/01/2020 DD 12/01/05	U. S. GOVERNMENT SECURITIES	665
FNMA POOL #0745238	6.000% 12/01/2020 DD 12/01/05	U. S. GOVERNMENT SECURITIES	1,012
FNMA POOL #0745275	5.000% 02/01/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	3,981
FNMA POOL #0745275	5.000% 02/01/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	6,524
FNMA POOL #0745412	5.500% 12/01/2035 DD 03/01/06	U. S. GOVERNMENT SECURITIES	2,375
FNMA POOL #0745948	6.500% 10/01/2036 DD 10/01/06	U. S. GOVERNMENT SECURITIES	2,052
FNMA POOL #0761461	5.500% 03/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	42
FNMA POOL #0766312	5.500% 03/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	66
FNMA POOL #0777481	5.500% 06/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	166
FNMA POOL #0778748	4.000% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	135
FNMA POOL #0780394	4.000% 06/01/2019 DD 06/01/04	U. S. GOVERNMENT SECURITIES	119
FNMA POOL #0791589	VAR RT 10/01/2034 DD 09/01/04	U. S. GOVERNMENT SECURITIES	843
FNMA POOL #0812185	4.500% 02/01/2035 DD 02/01/05	U. S. GOVERNMENT SECURITIES	263
FNMA POOL #0814474	4.500% 03/01/2035 DD 03/01/05	U. S. GOVERNMENT SECURITIES	221
FNMA POOL #0819359	4.500% 03/01/2035 DD 03/01/05	U. S. GOVERNMENT SECURITIES	269
FNMA POOL #0828346	5.000% 07/01/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	49
FNMA POOL #0833408	4.500% 09/01/2035 DD 08/01/05	U. S. GOVERNMENT SECURITIES	49
FNMA POOL #0835746	5.000% 08/01/2035 DD 08/01/05	U. S. GOVERNMENT SECURITIES	1,442
FNMA POOL #0839466	4.500% 09/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	881
FNMA POOL #0840639	4.500% 09/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	160
FNMA POOL #0841079	4.500% 09/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	812
FNMA POOL #0845155	5.500% 01/01/2021 DD 01/01/06	U. S. GOVERNMENT SECURITIES	434
FNMA POOL #0850867	VAR RT 01/01/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	873
FNMA POOL #0852524	6.000% 02/01/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	689
FNMA POOL #0865854	6.000% 03/01/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	53
FNMA POOL #0870539	VAR RT 03/01/2036 DD 03/01/06	U. S. GOVERNMENT SECURITIES	1,099
FNMA POOL #0870962	6.000% 11/01/2036 DD 11/01/06	U. S. GOVERNMENT SECURITIES	325
FNMA POOL #0885612	6.500% 09/01/2036 DD 09/01/06	U. S. GOVERNMENT SECURITIES	30
FNMA POOL #0887046	6.000% 08/01/2036 DD 08/01/06	U. S. GOVERNMENT SECURITIES	51
FNMA POOL #0888492	VAR RT 05/01/2033 DD 06/01/07	U. S. GOVERNMENT SECURITIES	138
FNMA POOL #0888511	VAR RT 12/01/2033 DD 06/01/07	U. S. GOVERNMENT SECURITIES	492
FNMA POOL #0888514	VAR RT 03/01/2035 DD 06/01/07	U. S. GOVERNMENT SECURITIES	1,580
FNMA POOL #0888517	VAR RT 12/01/2035 DD 06/01/07	U. S. GOVERNMENT SECURITIES	1,290
FNMA POOL #0888645	5.000% 08/01/2037 DD 08/01/07	U. S. GOVERNMENT SECURITIES	1,460
FNMA POOL #0888746	6.500% 10/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	1,675
FNMA POOL #0888892	7.500% 11/01/2037 DD 11/01/07	U. S. GOVERNMENT SECURITIES	329
FNMA POOL #0888892	7.500% 11/01/2037 DD 11/01/07	U. S. GOVERNMENT SECURITIES	2,465
FNMA POOL #0889063	6.500% 11/01/2037 DD 01/01/08	U. S. GOVERNMENT SECURITIES	97
FNMA POOL #0889116	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	1,134
FNMA POOL #0889305	5.000% 04/01/2023 DD 03/01/08	U. S. GOVERNMENT SECURITIES	65
FNMA POOL #0889335	4.500% 06/01/2018 DD 03/01/08	U. S. GOVERNMENT SECURITIES	2,609
FNMA POOL #0889336	4.500% 12/01/2018 DD 03/01/08	U. S. GOVERNMENT SECURITIES	1,900
FNMA POOL #0889415	6.000% 05/01/2037 DD 04/01/08	U. S. GOVERNMENT SECURITIES	664
FNMA POOL #0889558	5.500% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	1,907
FNMA POOL #0889562	5.500% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	299
FNMA POOL #0889579	6.000% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	739
FNMA POOL #0889641	5.501% 08/01/2037 DD 06/01/08	U. S. GOVERNMENT SECURITIES	10,811
FNMA POOL #0889757	5.000% 02/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	6,974
FNMA POOL #0889858	5.500% 07/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	434
FNMA POOL #0891474	6.000% 04/01/2036 DD 04/01/06	U. S. GOVERNMENT SECURITIES	60
FNMA POOL #0893018	6.500% 10/01/2036 DD 09/01/06	U. S. GOVERNMENT SECURITIES	142
FNMA POOL #0893898	6.000% 10/01/2036 DD 09/01/06	U. S. GOVERNMENT SECURITIES	254
FNMA POOL #0894787	6.500% 12/01/2036 DD 12/01/06	U. S. GOVERNMENT SECURITIES	24
FNMA POOL #0897164	6.500% 08/01/2036 DD 10/01/06	U. S. GOVERNMENT SECURITIES	1,184
FNMA POOL #0899308	5.000% 04/01/2022 DD 04/01/07	U. S. GOVERNMENT SECURITIES	1,033
FNMA POOL #0899483	5.000% 07/01/2022 DD 06/01/07	U. S. GOVERNMENT SECURITIES	61
FNMA POOL #0899507	5.000% 04/01/2037 DD 05/01/07	U. S. GOVERNMENT SECURITIES	4,841
FNMA POOL #0902663	6.000% 11/01/2036 DD 11/01/06	U. S. GOVERNMENT SECURITIES	61
FNMA POOL #0904576	6.500% 11/01/2036 DD 11/01/06	U. S. GOVERNMENT SECURITIES	130
FNMA POOL #0911540	5.000% 02/01/2022 DD 01/01/07	U. S. GOVERNMENT SECURITIES	59
FNMA POOL #0912663	5.000% 03/01/2037 DD 03/01/07	U. S. GOVERNMENT SECURITIES	61
FNMA POOL #0915154	5.000% 04/01/2037 DD 04/01/07	U. S. GOVERNMENT SECURITIES	491
FNMA POOL #0915802	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	291
FNMA POOL #0915867	5.500% 04/01/2037 DD 04/01/07	U. S. GOVERNMENT SECURITIES	599
FNMA POOL #0916377	5.000% 05/01/2037 DD 05/01/07	U. S. GOVERNMENT SECURITIES	537
FNMA POOL #0916491	5.000% 06/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	299
FNMA POOL #0919149	6.500% 04/01/2037 DD 04/01/07	U. S. GOVERNMENT SECURITIES	54
FNMA POOL #0926058	4.500% 05/01/2023 DD 05/01/08	U. S. GOVERNMENT SECURITIES	1,015
FNMA POOL #0928510	6.500% 06/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	95
FNMA POOL #0928543	5.000% 07/01/2037 DD 08/01/07	U. S. GOVERNMENT SECURITIES	872
FNMA POOL #0928953	7.500% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	879
FNMA POOL #0928988	5.000% 12/01/2037 DD 01/01/08	U. S. GOVERNMENT SECURITIES	934
FNMA POOL #0929048	7.500% 01/01/2038 DD 01/01/08	U. S. GOVERNMENT SECURITIES	884

Security Name	Maturity and Interest Rate	Description	Market Value
FNMA POOL #0929842	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	280
FNMA POOL #0929936	5.500% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	753
FNMA POOL #0929939	6.000% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	532
FNMA POOL #0929957	6.000% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	484
FNMA POOL #0933730	5.000% 04/01/2038 DD 03/01/08	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0933961	4.500% 07/01/2023 DD 06/01/08	U. S. GOVERNMENT SECURITIES	869
FNMA POOL #0934073	6.000% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	133
FNMA POOL #0934581	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	373
FNMA POOL #0934590	6.500% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	1,019
FNMA POOL #0934640	6.000% 11/01/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	548
FNMA POOL #0936501	6.000% 06/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	629
FNMA POOL #0937114	5.000% 05/01/2037 DD 05/01/07	U. S. GOVERNMENT SECURITIES	1,489
FNMA POOL #0937352	5.000% 06/01/2022 DD 06/01/07	U. S. GOVERNMENT SECURITIES	906
FNMA POOL #0937618	5.000% 06/01/2022 DD 05/01/07	U. S. GOVERNMENT SECURITIES	46
FNMA POOL #0938445	5.000% 07/01/2022 DD 07/01/07	U. S. GOVERNMENT SECURITIES	64
FNMA POOL #0938774	5.000% 06/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	157
FNMA POOL #0940888	6.500% 06/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	138
FNMA POOL #0940889	6.500% 06/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	137
FNMA POOL #0940890	6.500% 06/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	110
FNMA POOL #0940914	5.000% 07/01/2022 DD 07/01/07	U. S. GOVERNMENT SECURITIES	66
FNMA POOL #0941348	6.500% 08/01/2037 DD 08/01/07	U. S. GOVERNMENT SECURITIES	114
FNMA POOL #0942283	6.000% 08/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	263
FNMA POOL #0942320	6.000% 08/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	245
FNMA POOL #0943996	6.000% 08/01/2037 DD 08/01/07	U. S. GOVERNMENT SECURITIES	444
FNMA POOL #0944638	6.000% 07/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	977
FNMA POOL #0944961	5.000% 07/01/2022 DD 07/01/07	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0945621	6.000% 08/01/2037 DD 08/01/07	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0946799	5.000% 09/01/2022 DD 09/01/07	U. S. GOVERNMENT SECURITIES	1,029
FNMA POOL #0947883	5.500% 11/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	173
FNMA POOL #0949261	6.500% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	146
FNMA POOL #0952231	5.000% 11/01/2037 DD 11/01/07	U. S. GOVERNMENT SECURITIES	35
FNMA POOL #0954127	5.000% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	79
FNMA POOL #0961421	5.000% 01/01/2023 DD 01/01/08	U. S. GOVERNMENT SECURITIES	881
FNMA POOL #0961428	5.000% 01/01/2038 DD 01/01/08	U. S. GOVERNMENT SECURITIES	36
FNMA POOL #0961808	5.000% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	961
FNMA POOL #0961820	5.000% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	2,025
FNMA POOL #0961869	5.000% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0962075	6.500% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	816
FNMA POOL #0962470	6.500% 04/01/2038 DD 03/01/08	U. S. GOVERNMENT SECURITIES	441
FNMA POOL #0962477	5.500% 04/01/2038 DD 03/01/08	U. S. GOVERNMENT SECURITIES	218
FNMA POOL #0962707	5.500% 04/01/2038 DD 04/01/08	U. S. GOVERNMENT SECURITIES	351
FNMA POOL #0962838	5.000% 04/01/2038 DD 04/01/08	U. S. GOVERNMENT SECURITIES	1,595
FNMA POOL #0963102	4.500% 05/01/2023 DD 04/01/08	U. S. GOVERNMENT SECURITIES	91
FNMA POOL #0963271	5.500% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	182
FNMA POOL #0963653	5.500% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	265
FNMA POOL #0963828	5.000% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	77
FNMA POOL #0963831	5.500% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	127
FNMA POOL #0963833	5.500% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	417
FNMA POOL #0963959	5.500% 07/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	152
FNMA POOL #0964293	5.000% 07/01/2023 DD 06/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0964451	5.500% 07/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	219
FNMA POOL #0964867	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	152
FNMA POOL #0964949	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	114
FNMA POOL #0965090	4.500% 09/01/2023 DD 08/01/08	U. S. GOVERNMENT SECURITIES	93
FNMA POOL #0965219	6.000% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	264
FNMA POOL #0965309	6.000% 10/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	393
FNMA POOL #0965762	6.500% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	54
FNMA POOL #0968079	5.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	29
FNMA POOL #0968393	5.000% 12/01/2037 DD 01/01/08	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0968465	VAR RT 08/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	1,462
FNMA POOL #0969718	5.000% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	67
FNMA POOL #0969832	5.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	3,019
FNMA POOL #0969950	5.000% 03/01/2038 DD 03/01/08	U. S. GOVERNMENT SECURITIES	75
FNMA POOL #0969997	5.000% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	72
FNMA POOL #0970371	6.500% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	47
FNMA POOL #0970518	6.000% 10/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	308
FNMA POOL #0971451	5.000% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	901
FNMA POOL #0972091	5.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	33
FNMA POOL #0972099	5.500% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	441
FNMA POOL #0972633	5.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	304
FNMA POOL #0973964	5.500% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	294
FNMA POOL #0974756	5.000% 04/01/2038 DD 04/01/08	U. S. GOVERNMENT SECURITIES	870
FNMA POOL #0975129	6.000% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	295
FNMA POOL #0975382	5.000% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	77
FNMA POOL #0975616	4.500% 07/01/2023 DD 06/01/08	U. S. GOVERNMENT SECURITIES	905
FNMA POOL #0979505	5.000% 04/01/2038 DD 04/01/08	U. S. GOVERNMENT SECURITIES	920
FNMA POOL #0979565	5.500% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	106
FNMA POOL #0981334	5.500% 07/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	274
FNMA POOL #0981366	4.500% 05/01/2023 DD 04/01/08	U. S. GOVERNMENT SECURITIES	2,075
FNMA POOL #0981626	5.000% 07/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	30
FNMA POOL #0981848	5.500% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	271
FNMA POOL #0981909	5.500% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	87
FNMA POOL #0982832	5.000% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	845
FNMA POOL #0982922	6.000% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	62
FNMA POOL #0983130	4.500% 05/01/2023 DD 05/01/08	U. S. GOVERNMENT SECURITIES	3,476
FNMA POOL #0983372	4.500% 08/01/2023 DD 08/01/08	U. S. GOVERNMENT SECURITIES	554
FNMA POOL #0983996	5.000% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	866
FNMA POOL #0984017	5.500% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	193
FNMA POOL #0984031	5.000% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	1,331
FNMA POOL #0985109	5.500% 07/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	280
FNMA POOL #0985110	5.500% 07/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	659
FNMA POOL #0985146	5.500% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	55
FNMA POOL #0985161	6.000% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	166
FNMA POOL #0985183	5.500% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	298
FNMA POOL #0986700	6.500% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	267
FNMA POOL #0986749	6.500% 07/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	765
FNMA POOL #0987097	6.000% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	75
FNMA POOL #0987813	6.500% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	2,076
FNMA POOL #0987922	6.000% 11/01/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	75
FNMA POOL #0988565	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	1,144
FNMA POOL #0988566	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	1,272
FNMA POOL #0988567	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	1,577
FNMA POOL #0988732	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	1,027
FNMA POOL #0988916	5.000% 08/01/2023 DD 08/01/08	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0990043	5.500% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	168
FNMA POOL #0990208	6.000% 09/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	249
FNMA POOL #0990272	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	630
FNMA POOL #0990652	6.500% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	203
FNMA POOL #0990662	6.000% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	881
FNMA POOL #0990663	6.000% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	665
FNMA POOL #0990664	6.000% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	302
FNMA POOL #0990674	6.000% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	669

Security Name	Maturity and Interest Rate	Description	Market Value
FNMA POOL #0990675	6.000% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	570
FNMA POOL #0990676	6.000% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	272
FNMA POOL #0991528	6.000% 11/01/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	376
FNMA POOL #0991696	5.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	74
FNMA POOL #0992232	6.000% 11/01/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	593
FNMA POOL #0992543	5.500% 11/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	111
FNMA POOL #0992546	5.500% 11/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	98
FNMA POOL #0993131	4.500% 10/01/2023 DD 10/01/08	U. S. GOVERNMENT SECURITIES	90
FNMA POOL #0994117	5.000% 11/01/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	73
FNMA POOL #0994452	6.000% 11/01/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	1,116
FNMA POOL #0994763	6.000% 11/01/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	114
FNMA POOL #0995021	5.500% 02/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	12,530
FNMA POOL #0995022	5.500% 08/01/2037 DD 10/01/08	U. S. GOVERNMENT SECURITIES	5,715
FNMA POOL #0995023	5.500% 08/01/2037 DD 10/01/08	U. S. GOVERNMENT SECURITIES	2,575
FNMA POOL #0995024	5.500% 08/01/2037 DD 10/01/08	U. S. GOVERNMENT SECURITIES	3,600
FNMA POOL #0995112	5.500% 07/01/2036 DD 11/01/08	U. S. GOVERNMENT SECURITIES	6,330
FNMA POOL #0995113	5.500% 09/01/2036 DD 11/01/08	U. S. GOVERNMENT SECURITIES	332
FNMA POOL #0995174	6.500% 08/01/2036 DD 12/01/08	U. S. GOVERNMENT SECURITIES	2,093
FNMA POOL #0AA0530	6.000% 12/01/2038 DD 12/01/08	U. S. GOVERNMENT SECURITIES	50
FNMA GTD REMIC P/T	VAR RT 02/25/2018 DD 05/01/88	U. S. GOVERNMENT SECURITIES	76
FNMA GTD REMIC P/T	VAR RT 02/25/2018 DD 05/01/88	U. S. GOVERNMENT SECURITIES	134
FNMA GTD REMIC P/T 04-M1 A PO	4.700% 06/25/2013 DD 05/01/04	U. S. GOVERNMENT SECURITIES	412
FNMA GTD REMIC P/T 07-54 EF	VAR RT 06/25/2037 DD 05/25/07	U. S. GOVERNMENT SECURITIES	2,387
FNMA GTD REMIC P/T 2002-34 FE	VAR RT 05/18/2032 DD 04/18/02	U. S. GOVERNMENT SECURITIES	41
FNMA GTD REMIC P/T 2002-T6 A1	3.310% 03/25/2032 DD 03/01/02	U. S. GOVERNMENT SECURITIES	236
FNMA GTD REMIC P/T CTF 99W4 A9	6.250% 02/25/2029	U. S. GOVERNMENT SECURITIES	2,547
FNMA GTD REMIC P/T CTF91-24Z	5.000% 03/25/2021	U. S. GOVERNMENT SECURITIES	155
FNMA GTD REMIC P/T CTF93-19N	5.000% 02/25/2023	U. S. GOVERNMENT SECURITIES	137
FNMA POOL#356720	4.995% DD 11/01/25	U. S. GOVERNMENT SECURITIES	414
FORD CR AUTO OWNER 08 A A-3A	3.960% 04/15/2012 DD 01/23/08	CORPORATE DEBT INSTRUMENTS	1,620
FORD CR AUTO OWNER TR 07 A-2A	5.420% 04/15/2010 DD 06/27/07	CORPORATE DEBT INSTRUMENTS	447
FRANCE TELECOM SA NT	STEP 03/01/2011 DD 09/01/01	CORPORATE DEBT INSTRUMENTS	710
GE CAP COML MTG 02 2 CL A3	5.349% 08/11/2036 DD 08/01/02	CORPORATE DEBT INSTRUMENTS	1,217
GE COML MTG CORP 03 C1 A2	4.093% 01/10/2038 DD 04/01/03	CORPORATE DEBT INSTRUMENTS	923
GE COML MTG CORP 05-C4 A4	5.3306% 11/10/2045 DD 12/01/05	CORPORATE DEBT INSTRUMENTS	1,657
GENERAL ELEC CAP CORP MEDIUM	VAR RT 02/01/2011 DD 02/01/08	CORPORATE DEBT INSTRUMENTS	413
GENERAL ELEC CAP CORP MEDIUM	VAR RT 02/01/2011 DD 02/01/08	CORPORATE DEBT INSTRUMENTS	3,543
GENERAL ELEC CAP CORP MEDIUM	VAR RT 02/01/2011 DD 02/01/08	CORPORATE DEBT INSTRUMENTS	4,919
GENERAL ELEC CAP CORP MTN	5.000% 12/01/2010 DD 04/30/07	CORPORATE DEBT INSTRUMENTS	2,414
GENERAL ELEC CAP MTN # 00709	4.875% 10/21/2010 DD 10/21/05	CORPORATE DEBT INSTRUMENTS	755
GENERAL ELEC CAP MTN # 00714	5.000% 11/15/2011 DD 12/02/05	CORPORATE DEBT INSTRUMENTS	573
GENERAL ELEC CAP MTN #TR 00004	3.000% 12/09/2011 DD 12/09/08	U. S. GOVERNMENT SECURITIES	2,378
GENERAL ELEC CAP MTN #TR00656	VAR RT 09/15/2014 DD 09/17/04	CORPORATE DEBT INSTRUMENTS	1,016
GENERAL ELEC CAP MTN #TR00665	3.750% 12/15/2009 DD 10/29/04	CORPORATE DEBT INSTRUMENTS	621
GENERAL ELEC CO NT	5.250% 12/06/2017 DD 12/06/07	CORPORATE DEBT INSTRUMENTS	2,393
GENERAL ELECTRIC CAP CORP	VAR RT 17-DEC-2013 USD	CORPORATE DEBT INSTRUMENTS	794
GENERAL MLS INC NT	5.250% 08/15/2013 DD 08/05/08	CORPORATE DEBT INSTRUMENTS	1,022
GLAXOSMITHKLINE CAP INC GTD NT	4.850% 05/15/2013 DD 05/13/08	CORPORATE DEBT INSTRUMENTS	502
GLAXOSMITHKLINE CAP INC GTD NT	4.850% 05/15/2013 DD 05/13/08	CORPORATE DEBT INSTRUMENTS	2,006
GMAC COML MTG 02 C3 CL A2	4.930% 07/10/2039 DD 12/01/02	CORPORATE DEBT INSTRUMENTS	1,263
GMAC COML MTG SEC 02-C1 CL A2	6.278% 11/15/2039 DD 02/01/02	CORPORATE DEBT INSTRUMENTS	1,928
GMAC COML MTG SECS 03-C3 A-3	4.646% 04/10/2040 DD 12/01/03	CORPORATE DEBT INSTRUMENTS	1,132
GMAC COML MTG SECS 99-C2 CL A2	6.945% 09/15/2033	CORPORATE DEBT INSTRUMENTS	286
GMACM MTG LN TR 04-AR1 CL 12A	VAR RT 06/25/2034 DD 04/01/04	CORPORATE DEBT INSTRUMENTS	252
GNMA POOL #0424340	6.500% 05/15/2026 DD 05/01/96	U. S. GOVERNMENT SECURITIES	31
GNMA POOL #0498396	6.000% 02/15/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	55
GNMA POOL #0513834	6.500% 08/15/2029 DD 08/01/99	U. S. GOVERNMENT SECURITIES	36
GNMA POOL #0520046	7.000% 06/15/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	13
GNMA POOL #0523128	7.000% 04/15/2031 DD 04/01/01	U. S. GOVERNMENT SECURITIES	23
GNMA POOL #0569149	6.000% 03/15/2032 DD 03/01/02	U. S. GOVERNMENT SECURITIES	17
GNMA POOL #0571201	7.000% 09/15/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0585255	7.000% 07/15/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	50
GNMA POOL #0604791	5.500% 11/15/2033 DD 11/01/03	U. S. GOVERNMENT SECURITIES	269
GNMA POOL #0608945	6.000% 06/15/2036 DD 06/01/06	U. S. GOVERNMENT SECURITIES	706
GNMA POOL #0619220	6.000% 10/15/2034 DD 10/01/04	U. S. GOVERNMENT SECURITIES	880
GNMA POOL #0620925	4.500% 08/15/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	41
GNMA POOL #0631356	6.000% 10/15/2035 DD 10/01/05	U. S. GOVERNMENT SECURITIES	14
GNMA POOL #0658325	6.000% 03/15/2037 DD 03/01/07	U. S. GOVERNMENT SECURITIES	36
GNMA POOL #0659942	6.000% 11/15/2037 DD 11/01/07	U. S. GOVERNMENT SECURITIES	648
GNMA POOL #0664387	6.000% 10/15/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	268
GNMA POOL #0780994	6.000% 03/15/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0781124	7.000% 12/15/2029 DD 12/01/99	U. S. GOVERNMENT SECURITIES	52
GNMA POOL #0781155	6.500% 07/15/2009 DD 04/01/00	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0781328	7.000% 09/15/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	64
GNMA POOL #0782119	6.000% 08/15/2036 DD 10/01/06	U. S. GOVERNMENT SECURITIES	2,636
GNMA GTD REMIC P/T 20020-31 FW	VAR RT 06/16/2031 DD 05/16/02	U. S. GOVERNMENT SECURITIES	98
GNMA GTD REMIC P/T 2002-21 FV	FLTG RT 03/16/2032 DD 03/16/02	U. S. GOVERNMENT SECURITIES	172
GNMA II POOL #0001524	9.000% 12/20/2020 DD 12/01/90	U. S. GOVERNMENT SECURITIES	1
GNMA II POOL #0003056	8.000% 03/20/2031 DD 03/01/01	U. S. GOVERNMENT SECURITIES	22
GNMA II POOL #0003123	VAR RT 08/20/2031 DD 08/01/01	U. S. GOVERNMENT SECURITIES	10
GNMA II POOL #0003136	VAR RT 09/20/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	2
GNMA II POOL #0008324	VAR RT 11/20/2023 DD 11/01/93	U. S. GOVERNMENT SECURITIES	18
GNMA II POOL #0008814	VAR RT 02/20/2026 DD 02/01/96	U. S. GOVERNMENT SECURITIES	7
GNMA II POOL #0008847	VAR RT 04/20/2026 DD 04/01/96	U. S. GOVERNMENT SECURITIES	27
GOLDMAN CAP MKT (GLM) CASH COL	VAR RT 01/01/2049 DD 07/01/08	INTEREST-BEARING CASH	(580)
GOLDMAN SACHS GROUP INC	5.250% 10/15/2013 DD 10/14/03	CORPORATE DEBT INSTRUMENTS	1,061
GOLDMAN SACHS GROUP INC BD	6.150% 04/01/2018 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	1,826
GOLDMAN SACHS GROUP INC SR	5.950% 01/18/2018 DD 01/18/08	CORPORATE DEBT INSTRUMENTS	853
GOLDMAN SACHS GROUP INC SR NT	6.250% 09/01/2017 DD 08/30/07	CORPORATE DEBT INSTRUMENTS	954
GOLDMAN SACHS GROUP INC SR NT	6.250% 09/01/2017 DD 08/30/07	CORPORATE DEBT INSTRUMENTS	4,072
GREENWICH CAP COML 06-GG7 A4	VAR RT 07/10/2038 DD 07/01/06	CORPORATE DEBT INSTRUMENTS	1,248
GREYSTONE SVCG FHA #2063 PROJ	7.440% 12/31/2039 DD 12/28/87	U. S. GOVERNMENT SECURITIES	7
GS MTG SECS CORP 05-GG4 A4	4.761% 07/10/2039 DD 06/01/05	CORPORATE DEBT INSTRUMENTS	465
GS MTG SECS CORP 2005-AR6 2A1	VAR RT 09/25/2035 DD 09/01/05	CORPORATE DEBT INSTRUMENTS	522
GSAA HOME EQUITY TR 2006-9 A-1	VAR RT 06/25/2036 DD 05/26/06	CORPORATE DEBT INSTRUMENTS	213
GSR MTG LN TR 2006 OA1 P/T 2A1	VAR RT 08/25/2046 DD 08/24/06	CORPORATE DEBT INSTRUMENTS	512
GULF SOUTH PIPLINE CO LP 144A	6.300% 08/15/2017 DD 08/17/07	CORPORATE DEBT INSTRUMENTS	207
HALLIBURTON CO SR NT	5.500% 10/15/2010 DD 10/17/03	CORPORATE DEBT INSTRUMENTS	281
HANCOCK JOHN II MTN 00001 144A	7.900% 07/02/2010 DD 06/30/00	CORPORATE DEBT INSTRUMENTS	310
HARBORVIEW MTG 06-9 CL 2A1A	VAR RT 10/19/2036 DD 10/04/06	CORPORATE DEBT INSTRUMENTS	260
HARBORVIEW MTG LN 05-14 CL 5-A	VAR RT 12/19/2035 DD 10/01/05	CORPORATE DEBT INSTRUMENTS	319
HARVORVIEW MTG LN TR 05-8 1A2A	VAR RT 09/19/2035 DD 07/29/05	CORPORATE DEBT INSTRUMENTS	37
HBOS PLC MTN #SB 00007 144A	VAR RT 11/29/2049 DD 10/30/03	CORPORATE DEBT INSTRUMENTS	244
HEINZ H J FIN CO GTD NT	STEP 07/15/2011 DD 01/15/03	CORPORATE DEBT INSTRUMENTS	705
HEINZ H J FIN CO GTD NT	STEP 07/15/2011 DD 01/15/03	CORPORATE DEBT INSTRUMENTS	826
HEWLETT PACKARD CO GLOBAL NT	4.500% 03/01/2013 DD 03/03/08	CORPORATE DEBT INSTRUMENTS	2,335
HOME DEPOT INC SR NT	5.200% 03/01/2011 DD 03/24/06	CORPORATE DEBT INSTRUMENTS	972
HONDA AUTO REC 06 3 TR A/B A-3	5.120% 10/15/2010 DD 10/25/06	CORPORATE DEBT INSTRUMENTS	902
HONDA AUTO REC 08-1 CL A-2	3.770% 09/20/2010 DD 06/26/08	CORPORATE DEBT INSTRUMENTS	1,882
HONEYWELL INTL INC SR NT	4.250% 03/01/2013 DD 02/29/08	CORPORATE DEBT INSTRUMENTS	998
HOUSEHOLD FIN CORP NT	6.375% 10/15/2011 DD 10/23/01	CORPORATE DEBT INSTRUMENTS	1,968
HSBC CAP FDG DLR 2 LP 144A	VAR RT 12/29/2049 DD 06/27/03	CORPORATE DEBT INSTRUMENTS	379

Security Name	Maturity and Interest Rate	Description	Market Value
HSBC FIN CORP NT	5.700% 06/01/2011 DD 05/30/06	CORPORATE DEBT INSTRUMENTS	341
HSBC HOME EQTY 07 3 CL A-PT	VAR RT 11/20/2036 DD 10/18/07	CORPORATE DEBT INSTRUMENTS	792
HSBC USA INC GTD NTS	3.125% 12/16/2011 DD 12/16/08	U. S. GOVERNMENT SECURITIES	2,389
HSBC USA INC GTD NTS	3.125% 12/16/2011 DD 12/16/08	U. S. GOVERNMENT SECURITIES	6,646
IFC SBA LN BACKED 97-1 A 144A	VAR RT 01/15/2024 DD 11/25/97	CORPORATE DEBT INSTRUMENTS	180
IMC HOME EQ LN TR 97-2 CL A-7	7.230% 05/20/2027 DD 03/01/97	CORPORATE DEBT INSTRUMENTS	14
INDEPENDENCE CMNTY BK CORP NT	4.900% 09/23/2010 DD 09/23/05	CORPORATE DEBT INSTRUMENTS	161
INDYMAC INDX MTG 06-AR41 CL A3	VAR RT 02/25/2037 DD 12/28/06	CORPORATE DEBT INSTRUMENTS	342
INDYMAC MBS INC 05-AR15 CL A-1	VAR RT 09/25/2035 DD 07/01/05	CORPORATE DEBT INSTRUMENTS	318
INGERSOLL-RAND GLOBAL HLDG CO	6.000% 08/15/2013 DD 08/15/08	CORPORATE DEBT INSTRUMENTS	1,101
INTERNATIONAL BUSINESS MACHS	7.625% 10/15/2018 DD 10/15/08	CORPORATE DEBT INSTRUMENTS	360
INTERNATIONAL BUSINESS MACHS	7.625% 10/15/2018 DD 10/15/08	CORPORATE DEBT INSTRUMENTS	588
INTERNATIONAL BUSINESS MACHS	7.625% 10/15/2018 DD 10/15/08	CORPORATE DEBT INSTRUMENTS	809
INTERNATIONAL BUSINESS MACHS	7.625% 10/15/2018 DD 10/15/08	CORPORATE DEBT INSTRUMENTS	2,372
INTERNATIONAL LEASE FIN CORP	4.950% 02/01/2011 DD 01/29/08	CORPORATE DEBT INSTRUMENTS	198
INTERNATIONAL LEASE FIN CORP	4.950% 02/01/2011 DD 01/29/08	CORPORATE DEBT INSTRUMENTS	1,078
INTERNATIONAL LEASE MTN #00577	5.750% 06/15/2011 DD 06/13/06	CORPORATE DEBT INSTRUMENTS	1,167
IRS P US0003M R 2.73% 12/21/21	PUT DEC 11 002.730 ED 12/19/11	INTEREST RATE SWAP	(90)
IRS R US0003M P 2.73% 12/21/21	CALL DEC 11 002.730 ED 121911	INTEREST RATE SWAP	(150)
IRS R US0003M P 3.00%	2029 JUN 17	INTEREST RATE SWAP	(6)
IRS R US0003M P 4.00%	2010 JUN 18	INTEREST RATE SWAP	(1,208)
IRS R US0003M P 4.00%	2010 JUN 18	INTEREST RATE SWAP	(639)
IRS R US0003M P 4.00%	2010 JUN 18	INTEREST RATE SWAP	(159)
IRS R US0003M P 4.58% 05/06/19	CALL MAY 09 004.580 ED 5/01/09	INTEREST RATE SWAP	(1,287)
IRS R US0003M P 5.0%	2038 DEC 17	INTEREST RATE SWAP	(3,480)
IRS R US0003M P 5.0%	2038 DEC 17	INTEREST RATE SWAP	(2,091)
IRS R US0003M P 5.0%	2038 DEC 17	INTEREST RATE SWAP	(1,954)
IRS R US0003M P 5.0%	2038 DEC 17	INTEREST RATE SWAP	(1,414)
IRS R US0003M P 5.00%	2028 DEC 17	INTEREST RATE SWAP	(5,818)
IRS R US0003M P 5.00%	2028 DEC 17	INTEREST RATE SWAP	(3,019)
IRS R US0003M P 5.00%	2028 DEC 17	INTEREST RATE SWAP	(2,583)
IRS R US0003M P 5.00%	2028 DEC 17	INTEREST RATE SWAP	(1,973)
IRS R US0003M P 5.00%	2028 DEC 17	INTEREST RATE SWAP	(909)
IRS R US0003M P 5.00%	2028 DEC 17	INTEREST RATE SWAP	(537)
IRS R US0003M P 5.78% 08/11/20	PUT AUG 10 005.780 ED 08/09/10	INTEREST RATE SWAP	39
IRS R US0003M P 6.50% 10/23/39	PUT OCT 09 006.500 ED 10/21/09	INTEREST RATE SWAP	5
IRS_P US0003M R 3.0625%	2013 MAR 20	INTEREST RATE SWAP	535
IRS_P US0003M R 4.00%	2013 JUN 18	INTEREST RATE SWAP	650
IRS_P US0003M R 4.00%	2013 JUN 18	INTEREST RATE SWAP	800
IRS_P US0003M R 4.00%	2013 JUN 18	INTEREST RATE SWAP	1,142
IRS_P US0003M R 4.00%	2013 JUN 18	INTEREST RATE SWAP	1,188
IRS_P US0003M R 4.00%	2013 JUN 18	INTEREST RATE SWAP	2,610
IRS_P US0003M R 4.00%	2013 JUN 18	INTEREST RATE SWAP	3,172
IRS_P US0003M R 4.05%	2009 DEC 11	INTEREST RATE SWAP	88
IRS_P US0003M R 4.55%	2010 OCT 03	INTEREST RATE SWAP	132
IRS_P US0003M R 4.58% 05/06/19	PUT MAY 09 004.580 ED 05/01/09	INTEREST RATE SWAP	(23)
IRS_P US0003M R 5.00%	2010 NOV 07	INTEREST RATE SWAP	176
IRS_P US0003M R 5.02%	2011 NOV 21	INTEREST RATE SWAP	293
IRS_P US0003M R 5.15%	2010 NOV 07	INTEREST RATE SWAP	644
IRS_P US0003M R 5.16%	2009 SEP 12	INTEREST RATE SWAP	162
IRS_P US0006M R 2.9925%	2018 DEC 10	INTEREST RATE SWAP	333
IRS_R US0003M P 2.45%	2017 DEC 29	INTEREST RATE SWAP	(36)
IRS_R US0003M P 2.77375%	2018 DEC 17	INTEREST RATE SWAP	(107)
IRS_R US0003M P 4.68%	2018 JUL 1	INTEREST RATE SWAP	(155)
J P MORGAN CHASE COML MTG SECS	5.050% 12/12/2034 DD 12/01/02	CORPORATE DEBT INSTRUMENTS	1,916
J P MORGAN MTG 07-A1 CL 1A1	VAR RT 07/25/2035 DD 01/01/07	CORPORATE DEBT INSTRUMENTS	615
J P MORGAN MTG 07-A1 CL 5A2	VAR RT 07/25/2035 DD 01/01/07	CORPORATE DEBT INSTRUMENTS	539
JOHN DEERE CAP CORP MTN	4.500% 04/03/2013 DD 04/03/08	CORPORATE DEBT INSTRUMENTS	1,101
JP MORGAN 2006-A2 CL 4-A-1-	VAR RT 08/25/2034 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	736
JP MORGAN CHASE BK N A NEW	6.000% 07/05/2017 DD 06/27/07	CORPORATE DEBT INSTRUMENTS	550
JP MORGAN CHASE NK NA NEW YORK	6.000% 10/01/2017 DD 09/24/07	CORPORATE DEBT INSTRUMENTS	757
JP MORGAN MTG TR 06-A2 CL 5A3	VAR RT 11/25/2033 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	855
JPMORGAN CHASE & CO FDIC GTD	3.125% 12/01/2011 DD 12/02/08	U. S. GOVERNMENT SECURITIES	4,675
JPMORGAN CHASE & CO NT	4.750% 05/01/2013 DD 04/28/08	CORPORATE DEBT INSTRUMENTS	1,023
JPMORGAN CHASE & CO NT	4.750% 05/01/2013 DD 04/28/08	CORPORATE DEBT INSTRUMENTS	1,505
JPMORGAN CHASE & CO SR NT	6.000% 01/15/2018 DD 12/20/07	CORPORATE DEBT INSTRUMENTS	712
JPMORGAN CHASE & CO SR NT	6.000% 01/15/2018 DD 12/20/07	CORPORATE DEBT INSTRUMENTS	950
JPMORGAN CHASE BK N A NY	VAR RT 006/13/2016 DD 06/13/06	CORPORATE DEBT INSTRUMENTS	1,203
KERN RIV FDG CORP SR NT 144A	4.893% 04/30/2018 DD 05/01/03	CORPORATE DEBT INSTRUMENTS	182
KEYCORP MEDIUM TERM SR NTS	6.500% 05/14/2013 DD 05/14/08	CORPORATE DEBT INSTRUMENTS	922
KING CNTY WASH	4.750% 01/01/2034 DD 02/12/08	MUNI-GENERAL OBLIGATION	534
KONINKLIJKE PHILIPS ELECTRS N	4.625% 03/11/2013 DD 03/11/08	CORPORATE DEBT INSTRUMENTS	588
KRAFT FOOD INC BD	6.000% 02/11/2013 DD 08/13/07	CORPORATE DEBT INSTRUMENTS	315
KRAFT FOOD INC BD	6.000% 02/11/2013 DD 08/13/07	CORPORATE DEBT INSTRUMENTS	1,728
KRAFT FOODS INC NT	6.125% 02/01/2018 DD 12/12/07	CORPORATE DEBT INSTRUMENTS	352
KRAFT FOODS INC NT	6.125% 02/01/2018 DD 12/12/07	CORPORATE DEBT INSTRUMENTS	882
KRAFT FOODS INC NT	6.125% 02/01/2018 DD 12/12/07	CORPORATE DEBT INSTRUMENTS	1,599
KROGER CO SR NT	5.000% 04/15/2013 DD 03/27/08	CORPORATE DEBT INSTRUMENTS	770
LAS VEGAS VY NEV WTR DIST REF	5.000% 02/01/2034 DD 02/19/08	MUNI-WATER	363
LB UBS COML 05-C5 CTF A-4	4.954% 09/15/2030 DD 08/11/05	CORPORATE DEBT INSTRUMENTS	833
LB UBS COML MTG 03-C7 A-3	VAR RT 09/15/2027 DD 09/11/03	CORPORATE DEBT INSTRUMENTS	954
LB UBS COML MTG 03-C7 CL A-2	4.064% 09/15/2027 DD 09/11/03	CORPORATE DEBT INSTRUMENTS	349
LB UBS COML MTG 2006-C6 A-4	5.372% 09/15/2039 DD 09/11/06	CORPORATE DEBT INSTRUMENTS	467
LB UBS COML MTG TR 00-C4 CL A2	7.370% 08/15/2026 DD 09/11/00	CORPORATE DEBT INSTRUMENTS	1,347
LB UBS COML MTG TR 02 C2 CL A4	5.594% 06/15/2031 DD 06/11/02	CORPORATE DEBT INSTRUMENTS	1,191
LB UBS COML MTG TR 04-C4 A3	VAR RT 06/15/2029 DD 05/11/04	CORPORATE DEBT INSTRUMENTS	1,163
LB UBS COML MTG TR 05-C1 CL A3	4.545% 02/15/2030 DD 01/11/05	CORPORATE DEBT INSTRUMENTS	1,150
LB UBS COML MTG TR 05-C7 CL A4	5.197% 11/15/2030 DD 10/11/05	CORPORATE DEBT INSTRUMENTS	826
LB UBS COML MTG TR 06-CL A-4	5.156% 02/15/2031 DD 01/11/06	CORPORATE DEBT INSTRUMENTS	1,191
LB-UBS COML MTG TR 08-C1 CL A2	VAR RT 04/15/2041 DD 04/11/08	CORPORATE DEBT INSTRUMENTS	255
LEHMAN BROS HLDG INC MTN	5.750% 07/18/2011 DD 07/18/06	CORPORATE DEBT INSTRUMENTS	47
LEHMAN BROS HLDGS INC MEDIUM	6.750% 12/28/2017 DD 12/21/07	CORPORATE DEBT INSTRUMENTS	0
LEHMAN BROS HLDGS INC MEDIUM	6.750% 12/28/2017 DD 12/21/07	CORPORATE DEBT INSTRUMENTS	0
LEHMAN BROS HLDGS INC MEDIUM	6.750% 12/28/2017 DD 12/21/07	CORPORATE DEBT INSTRUMENTS	152
LEHMAN BROS HLDGS INC MTN	5.625% 01/24/2013 DD 01/22/08	CORPORATE DEBT INSTRUMENTS	57
LEHMAN BROS HLDGS INC MTN	5.625% 01/24/2013 DD 01/22/08	CORPORATE DEBT INSTRUMENTS	143
LEHMAN BROTHERS HLDGS #TR00632	5.750% 04/25/2011 DD 04/25/06	CORPORATE DEBT INSTRUMENTS	39
LEHMAN BROTHERS HLDGS TR 00387	6.625% 01/18/2012 DD 01/10/02	CORPORATE DEBT INSTRUMENTS	38
LEHMAN XS TR 2005-7N CL 1A1A	VAR RT 12/25/2035 DD 11/30/05	CORPORATE DEBT INSTRUMENTS	133
LINCOLN NATL CORP IND SR NT	VAR RT 04/06/2009 DD 04/06/06	CORPORATE DEBT INSTRUMENTS	2,295
LOCKHEED MARTIN CORP NT	4.121% 03/14/2013 DD 03/14/08	CORPORATE DEBT INSTRUMENTS	921
LONG BEACH 06-11 P/T CL IIA1	VAR RT 12/25/2036 DD 12/14/06	CORPORATE DEBT INSTRUMENTS	438
LUMINENT MTG TR 06-5 P/T A1A	VAR RT 07/25/2036 DD 06/29/06	CORPORATE DEBT INSTRUMENTS	274
MARKS & SPENCER PLC NT 144A	6.250% 12/01/2017 DD 12/06/07	CORPORATE DEBT INSTRUMENTS	501
MASTR ADJ RATE MTGS 02 3 B2	VAR RT 10/25/2032 DD 08/01/02	CORPORATE DEBT INSTRUMENTS	120
MBNA CR CARD MASTER 05-9 CL A9	VAR RT 04/15/2013 DD 11/17/05	CORPORATE DEBT INSTRUMENTS	1,207
MBNA CR CARD MASTER 2006-A1 A	4.900% 07/15/2011 DD 02/15/06	CORPORATE DEBT INSTRUMENTS	1,649
MCDONALDS CORP MEDIUM TERM NTS	4.300% 03/01/2013 DD 02/29/08	CORPORATE DEBT INSTRUMENTS	2,042
MERRILL LYNCH & CO INC MEDIUM	5.450% 02/05/2013 DD 02/05/08	CORPORATE DEBT INSTRUMENTS	433
MERRILL LYNCH & CO INC MEDIUM	5.450% 02/05/2013 DD 02/05/08	CORPORATE DEBT INSTRUMENTS	769
MERRILL LYNCH & CO INC MTN	6.400% 08/28/2017 DD 08/28/07	CORPORATE DEBT INSTRUMENTS	200
MERRILL LYNCH & CO INC MTN	6.400% 08/28/2017 DD 08/28/07	CORPORATE DEBT INSTRUMENTS	301

Security Name	Maturity and Interest Rate	Description	Market Value
MERRILL LYNCH MTG 05-3 CL 5-A	VAR RT 11/25/2035 DD 10/31/05	CORPORATE DEBT INSTRUMENTS	383
METROPOLITAN LIFE GLOBAL 144A	5.125% 04/10/2013 DD 04/10/08	CORPORATE DEBT INSTRUMENTS	256
METROPOLITAN LIFE GLOBAL 144A	5.125% 04/10/2013 DD 04/10/08	CORPORATE DEBT INSTRUMENTS	1,864
METROPOLITAN LIFE MTN #TR00011	4.250% 07/30/2009 DD 07/26/04	CORPORATE DEBT INSTRUMENTS	181
METROPOLITAN LIFE TR00014 144A	VAR RT 03/15/2012 DD 12/15/04	CORPORATE DEBT INSTRUMENTS	355
MID ST TR IV ASST BKD NT	8.330% 04/01/2030	CORPORATE DEBT INSTRUMENTS	619
MONEY STORE SER 97-2 CL A	VAR RT 02/15/2029 DD 12/15/97	CORPORATE DEBT INSTRUMENTS	178
MONUMENTAL GLOBAL FDG 05-C	VAR RT 06/16/2010 DD 06/16/05	CORPORATE DEBT INSTRUMENTS	1,056
MORGAN J P & CO INC SUB NT	6.250% 02/15/2011 DD 02/15/96	CORPORATE DEBT INSTRUMENTS	345
MORGAN J P & CO REPO	0.040% 01/02/2009 DD 12/31/08	REPURCHASE AGREEMENTS	4,200
MORGAN STANLEY (MYC) CASH COLL	VAR RT 01/01/2049 DD 07/01/08	INTEREST-BEARING CASH	(500)
MORGAN STANLEY 07-IQ14 CL A-4	5.692% 04/15/2049 DD 05/01/07	CORPORATE DEBT INSTRUMENTS	477
MORGAN STANLEY DW & CO GL NT	6.750% 04/15/2011 DD 04/23/01	CORPORATE DEBT INSTRUMENTS	244
MORGAN STANLEY GLOBAL MED TERM	5.550% 04/27/2017 DD 04/27/07	CORPORATE DEBT INSTRUMENTS	78
MORGAN STANLEY GLOBAL MEDIUM	6.625% 04/01/2018 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	877
MORGAN STANLEY GLOBAL MTN	6.250% 08/28/2017 DD 08/28/07	CORPORATE DEBT INSTRUMENTS	639
MORGAN STANLEY NT	VAR RT 01/09/2014 DD 01/09/07	CORPORATE DEBT INSTRUMENTS	208
MORGAN STANLEY NT	VAR RT 01/09/2014 DD 01/09/07	CORPORATE DEBT INSTRUMENTS	1,153
MORGAN STANLEY SR GBL MTN F	VAR RT 01/09/2012 DD 08/09/06	CORPORATE DEBT INSTRUMENTS	1,736
MORGAN STANLEY SR MEDIUM TERM	5.950% 12/28/2017 DD 12/28/07	CORPORATE DEBT INSTRUMENTS	2,075
MORGAN STANLEY SR MTN SER F	5.625% 01/09/2012 DD 08/09/06	CORPORATE DEBT INSTRUMENTS	578
MORGAN STANLEY SR NT	6.000% 04/28/2015 DD 04/28/08	CORPORATE DEBT INSTRUMENTS	863
MUFG CAP FIN 1 LTD USD	VAR RT 07/29/2049 DD 03/17/06	CORPORATE DEBT INSTRUMENTS	366
NATIONAL AUSTRALIA 144A 00013	VAR RT 02/08/2010 DD 02/08/08	CORPORATE DEBT INSTRUMENTS	1,301
NATIONAL AUSTRALIA BK SER A	8.600% 05/19/2010 DD 05/19/00	CORPORATE DEBT INSTRUMENTS	510
NATIONAL CITY BK CLEVELAND	VAR RT 06/18/2010 DD 04/19/05	CORPORATE DEBT INSTRUMENTS	562
NATL CITY CORP SUB NT	5.750% 02/01/2009 DD 02/01/99	CORPORATE DEBT INSTRUMENTS	398
NEVADA PWR REORGANIZED	6.500% 04/15/2012 DD 04/07/04	CORPORATE DEBT INSTRUMENTS	1,147
NEW YORK LIFE GBL TR00002 144A	3.875% 01/15/2009 DD 01/12/04	CORPORATE DEBT INSTRUMENTS	440
NEW YORK LIFE MTN 144A	5.250% 10/16/2012 DD 10/16/07	CORPORATE DEBT INSTRUMENTS	1,270
NEW YORK N Y CITY MUN WTR FIN	5.000% 06/15/2038 DD 12/11/07	MUNI-UTILITIES	1,111
NEWS AMER HLDGS INC DEB	8.500% 02/23/2025 DD 02/23/95	CORPORATE DEBT INSTRUMENTS	148
NEWS AMER HLDGS INC SHELF 9	9.500% 07/15/2024 DD 07/15/94	CORPORATE DEBT INSTRUMENTS	142
NISOURCE FIN CORP	VAR RT 11/23/2009 DD 11/23/04	CORPORATE DEBT INSTRUMENTS	496
NISOURCE FIN CORP SR NT	6.150% 03/01/2013 DD 02/19/03	CORPORATE DEBT INSTRUMENTS	220
NISSAN AUTO REC 08-B CL A-2	3.800% 10/15/2010 DD 06/19/08	CORPORATE DEBT INSTRUMENTS	1,817
NORDBANKEN AB STEP UP CAP 144A	FIX/FLOAT 11/29/2049	CORPORATE DEBT INSTRUMENTS	425
OPTEUM MTG ACCEP CORP 06-2 A1A	VAR RT 07/25/2036 DD 06/26/06	CORPORATE DEBT INSTRUMENTS	405
ORACLE CORP NT	4.950% 04/15/2013 DD 04/09/08	CORPORATE DEBT INSTRUMENTS	1,959
ORACLE CORP/OZARK HLDG INC NT	5.000% 01/15/2011 DD 01/13/06	CORPORATE DEBT INSTRUMENTS	616
ORACLE CORP/OZARK HLDG INC NT	5.000% 01/15/2011 DD 01/13/06	CORPORATE DEBT INSTRUMENTS	950
PERMANENT FING NO 5 CR SUISSE	VAR RT 06/10/2034 DD 07/22/04	CORPORATE DEBT INSTRUMENTS	1,816
PHILIP MORRIS INTL INC NT	5.650% 05/16/2018 DD 05/16/08	CORPORATE DEBT INSTRUMENTS	644
PHILIP MORRIS INTL INC NT	5.650% 05/16/2018 DD 05/16/08	CORPORATE DEBT INSTRUMENTS	843
PHILIP MORRIS INTL INC NT	5.650% 05/16/2018 DD 05/16/08	CORPORATE DEBT INSTRUMENTS	1,203
PNC BK A PITTSBURGH PA MEDIUM	6.000% 12/07/2017 DD 12/07/07	CORPORATE DEBT INSTRUMENTS	522
PPL ENERGY SUPPLY LLC SR NT	6.300% 07/15/2013 DD 07/21/08	CORPORATE DEBT INSTRUMENTS	685
PRICOA GLOBAL FDG I MTN 144A	5.400% 10/18/2012 DD 10/18/07	CORPORATE DEBT INSTRUMENTS	1,156
PRINCIPAL FINL GRP 144A	8.200% 08/15/2009 DD 08/25/99	CORPORATE DEBT INSTRUMENTS	454
PRIVATE EXPT FDG CORP SECD NT	5.450% 09/15/2017 DD 08/16/07	CORPORATE DEBT INSTRUMENTS	2,911
PROJECT FDG I ASSET BKD I 144A	VAR RT 01/15/2012 DD 03/05/98	CORPORATE DEBT INSTRUMENTS	36
PRUDENTIAL FINL MTN #TR00022	5.800% 06/15/2012 DD 06/19/07	CORPORATE DEBT INSTRUMENTS	321
PYRAMID INTERMEDIATE MANAGED		COMMON/COLLECTIVE TRUST	38,550
PYRAMID SHORT MANAGED MATURING		COMMON/COLLECTIVE TRUST	45,446
QBE INS GROUP LTD SUB FXD 144A	VAR RT /07/01/2023 DD 06/17/03	CORPORATE DEBT INSTRUMENTS	411
RBS PLC CASH COLLATERAL	0.010% 01/01/2049 DD 07/01/08	INTEREST-BEARING CASH	3,270
REGIONS BK BIRMINGHAM ALA MTN	3.250% 12/09/2011 DD 12/11/08	U. S. GOVERNMENT SECURITIES	2,393
REILLY MTG ASSOC 67TH FHA INSD	7.430% 12/31/2039 DD 01/01/83	U. S. GOVERNMENT SECURITIES	167
REILLY MTG ASSOC 91ST FHA PROJ	7.430% 07/01/2023 DD 07/01/83	U. S. GOVERNMENT SECURITIES	102
REILLY MTG GRP FHA POOL #64	7.430% 01/25/2024 DD 03/01/84	CORPORATE DEBT INSTRUMENTS	217
REINSURANCE GROUP AMER INC	5.625% 03/15/2017 DD 03/09/07	CORPORATE DEBT INSTRUMENTS	782
RESIDENTIAL ACC 05-5QO5 A-1	VAR RT 01/25/2046 DD 12/01/05	CORPORATE DEBT INSTRUMENTS	531
RESIDENTIAL FDG 05-SA4 CL 2A2	VAR RT 09/25/2035 DD 08/01/05	CORPORATE DEBT INSTRUMENTS	431
RESIDENTIAL SER 06 RS4 A1	VAR RT 07/25/2036 DD 06/28/06	CORPORATE DEBT INSTRUMENTS	52
RESONA PFD GLOBAL SECS 144A	VAR RT 12/29/2049 DD 07/25/05	CORPORATE DEBT INSTRUMENTS	286
ROGERS COMMUNICATIONS INC SR	6.800% 08/15/2018 DD 08/06/08	CORPORATE DEBT INSTRUMENTS	505
ROGERS WIRELESS INC SR SECD NT	7.250% 12/15/2012 DD 11/30/04	CORPORATE DEBT INSTRUMENTS	977
ROYAL BK SCOTLAND GROUP 144A	VAR RT 10/29/2049 DD 10/04/07	CORPORATE DEBT INSTRUMENTS	514
SABMILLER PLC NT 144A	5.700% 01/15/2014 DD 07/17/08	CORPORATE DEBT INSTRUMENTS	1,060
SALES TAX ASSET RECEIVABLE N Y	3.830% 10/15/2009 DD 11/04/04	TAXABLE MUNICIPALS	284
SALOMON BROS MTG 01-C2 CL A 3	6.499% 11/13/2036 DD 12/01/01	CORPORATE DEBT INSTRUMENTS	871
SALOMON BROS MTG VII 00-C1 A2	7.520% 12/18/2009 DD 06/01/00	CORPORATE DEBT INSTRUMENTS	708
SALOMON BROS MTG VII 94-20 A	VAR RT 08/01/2024	CORPORATE DEBT INSTRUMENTS	15
SANTANDER ISSUANCES S A 144A	VAR RT 06/20/2016 DD 06/20/06	CORPORATE DEBT INSTRUMENTS	180
SAXON ASSET SECS TR 2007-2	.57125% DD 05/25/37	CORPORATE DEBT INSTRUMENTS	833
SBA GTD PARTN CTFS SBIC 20-10A	8.017% 02/10/2010 DD 02/23/00	U. S. GOVERNMENT SECURITIES	356
SBC COMMUNICATIONS INC GBL NT	5.875% 02/01/2012 DD 02/01/02	CORPORATE DEBT INSTRUMENTS	31
SCOTTISH PWR PLC NT	4.910% 03/15/2010 DD 03/21/05	CORPORATE DEBT INSTRUMENTS	514
SIEMENS NV 144A	5.750% 10/17/2016 DD 08/16/06	CORPORATE DEBT INSTRUMENTS	600
SIERRA PAC PWR CO GEN & REF	5.450% 09/01/2013 DD 09/02/08	CORPORATE DEBT INSTRUMENTS	844
SLM CORP MTN # TR 00034	4.000% 01/15/2009 DD 11/12/03	CORPORATE DEBT INSTRUMENTS	1,682
SLM CORP MTN # TR 00043	VAR RT 01/26/2009 DD 02/05/04	CORPORATE DEBT INSTRUMENTS	775
SLM CORP MTN # TR 00104	8.450% 06/15/2018 DD 06/18/08	CORPORATE DEBT INSTRUMENTS	474
SLM STUDENT LN 08-5 CL A-2	VAR RT 10/25/2016 DD 04/30/08	CORPORATE DEBT INSTRUMENTS	2,121
SLM STUDENT LN 08-5 CL A-3	VAR RT 01/25/2018 DD 04/30/08	CORPORATE DEBT INSTRUMENTS	513
SLM STUDENT LN 08-5 CL A-4	VAR RT 07/25/2023 DD 04/30/08	CORPORATE DEBT INSTRUMENTS	1,279
SMALL BUS ADMIN CTF S-95 20B	8.150% 02/01/2015 DD 02/15/95	U. S. GOVERNMENT SECURITIES	266
SMALL BUS ADMIN GTD PARTN 97-D	7.500% 04/01/2017	U. S. GOVERNMENT SECURITIES	531
SMALL BUS ADMIN GTD PARTN 97-H	6.800% 08/01/2017	U. S. GOVERNMENT SECURITIES	217
SMALL BUS ADMIN GTD PARTN CTF	1999-20 7.200% 10/01/2019	U. S. GOVERNMENT SECURITIES	957
SMALL BUSINESS ADMIN 97-F	7.200% 06/01/2017 DD 06/01/97	U. S. GOVERNMENT SECURITIES	94
STRUCTURED ADJ RATE 04-12 3-A2	VAR RT 09/25/2034 DD 08/01/04	CORPORATE DEBT INSTRUMENTS	15
STRUCTURED ADJ RT 04-16 CL 3A1	VAR RT 11/25/2034 DD 10/01/04	CORPORATE DEBT INSTRUMENTS	115
STRUCTURED ASSET 0121A CL 1A1	VAR RT 01/25/2032 DD 12/01/01	CORPORATE DEBT INSTRUMENTS	26
STRUCTURED ASSET 03-34A 3A3	VAR RT 11/25/2033 DD 10/01/03	CORPORATE DEBT INSTRUMENTS	226
STRUCTURED ASSET 04-5 CL 3-A1	VAR RT 05/25/2034 DD 04/01/04	CORPORATE DEBT INSTRUMENTS	70
STRUCTURED ASSET 06-BC6 CL A2	VAR RT 01/25/2037 DD 12/25/06	CORPORATE DEBT INSTRUMENTS	634
STRUCTURED ASSET 07 AR6 A-1	VAR RT 08/25/2047 DD 10/01/07	CORPORATE DEBT INSTRUMENTS	1,353
STRUCTURED ASSET 07-BC1 CL A2	VAR RT 02/25/2037 DD 01/25/07	CORPORATE DEBT INSTRUMENTS	759
STRUCTURED ASSET SECS 03 144A	3.357% 04/25/2031 DD 01/01/03	CORPORATE DEBT INSTRUMENTS	422
STRUCTURED ASSET SECS 04-5 1A	VAR RT 05/25/2034 DD 04/01/04	CORPORATE DEBT INSTRUMENTS	40
STRUCTURED ASSET SECS 04-6 3A2	VAR RT 06/25/2034 DD 05/01/04	CORPORATE DEBT INSTRUMENTS	425
SUMITOMO MITSUI BKG CORP 144A	VAR RT 07/29/2049 DD 07/22/05	CORPORATE DEBT INSTRUMENTS	370
SUNTRUST BK ATLANTA INSTL C/D	4.415% 06/15/2009 DD 06/02/04	INTEREST-BEARING CASH	237
TARGET CORP NT	7.000% 01/15/2038 DD 01/17/08	CORPORATE DEBT INSTRUMENTS	395
TARGET CORP NT	7.000% 01/15/2038 DD 01/17/08	CORPORATE DEBT INSTRUMENTS	741
TCI COMMUN INC	8.750% 08/01/2015 DD 08/01/95	CORPORATE DEBT INSTRUMENTS	149
TELE COMMUNICATIONS INC DEB	7.875% 08/01/2013 DD 08/03/93	CORPORATE DEBT INSTRUMENTS	26
TELECOM ITALIA CAP GTD SR NT	4.950% 09/30/2014 DD 09/30/05	CORPORATE DEBT INSTRUMENTS	76
TELECOM ITALIA CAP GTD SR NT	4.950% 09/30/2014 DD 09/30/05	CORPORATE DEBT INSTRUMENTS	685
TELECOM ITALIA CAP GTD SR NT	4.950% 09/30/2014 DD 09/30/05	CORPORATE DEBT INSTRUMENTS	888
TELECOM ITALIA CAP GTD SR NT B	5.250% 11/15/2013 DD 05/15/04	CORPORATE DEBT INSTRUMENTS	336

Security Name	Maturity and Interest Rate	Description	Market Value
TELEFONICA EMISIONES S A U SR	6.421% 06/20/2016 DD 06/20/06	CORPORATE DEBT INSTRUMENTS	549
TELEFONICA EMISIONES S A U SR	6.421% 06/20/2016 DD 06/20/06	CORPORATE DEBT INSTRUMENTS	1,215
TELEFONICA EUROPE B V US NT	7.750% 09/15/2010 DD 09/21/00	CORPORATE DEBT INSTRUMENTS	66
TENNESSEE VALLEY AUTH 2001 A	5.625% 01/18/2011 DD 01/18/01	U. S. GOVERNMENT SECURITIES	2,191
TENNESSEE VALLEY AUTH GBL 2007	5.500% 07/18/2017 DD 07/18/07	U. S. GOVERNMENT SECURITIES	4,229
THOMSON REUTERS CORP GTD NT	6.500% 07/15/2018 DD 06/20/08	CORPORATE DEBT INSTRUMENTS	500
THORNBURG MTG SECS TR 2006 4	1.5655% DD 07/25/11	CORPORATE DEBT INSTRUMENTS	16,291
TIAA GLOBAL MKTS MTN 144A	5.125% 10/10/2012 DD 10/10/07	CORPORATE DEBT INSTRUMENTS	1,035
TIME WARNER CABLE INC	5.850% 05/01/2017 DD 04/09/07	CORPORATE DEBT INSTRUMENTS	936
TIME WARNER CABLE INC NT	8.750% 02/14/2019 DD 11/18/08	CORPORATE DEBT INSTRUMENTS	625
TIME WARNER CABLE INC NT	8.750% 02/14/2019 DD 11/18/08	CORPORATE DEBT INSTRUMENTS	1,868
TIME WARNER ENTMT CO LP SR DEB	8.375% 03/15/2023 DD 09/15/93	CORPORATE DEBT INSTRUMENTS	252
TOBACCO SETTLEMENT AUTH IOWA	6.500% 06/01/2023 DD 11/30/05	TAXABLE MUNICIPALS	725
TRANSOCEAN INC SR NT	5.250% 03/15/2013 DD 12/11/07	CORPORATE DEBT INSTRUMENTS	929
U S TREAS BD STRIP PRIN PMT	8.125% 05/15/2021	U. S. GOVERNMENT SECURITIES	467
U S TREAS BD STRIP PRIN PMT	8.125% 05/15/2021	U. S. GOVERNMENT SECURITIES	592
U S TREAS BD STRIP PRIN PMT	8.125% 05/15/2021	U. S. GOVERNMENT SECURITIES	969
U S TREAS BD STRIP PRIN PMT	8.125% 05/15/2021	U. S. GOVERNMENT SECURITIES	1,049
U S TREAS BD STRIP PRIN PMT	8.125% 05/15/2021	U. S. GOVERNMENT SECURITIES	2,593
U S TREAS BD STRIP PRIN PMT	8.125% 05/15/2021	U. S. GOVERNMENT SECURITIES	4,567
U S TREAS STRIP GENERIC TINT	0.000% 11/15/2021 DD 11/15/91	U. S. GOVERNMENT SECURITIES	714
U S TREAS STRIP GENERIC TINT	0.000% 11/15/2021 DD 11/15/91	U. S. GOVERNMENT SECURITIES	2,381
U S TREAS STRIP GENERIC TINT	0.000% 11/15/2021 DD 11/15/91	U. S. GOVERNMENT SECURITIES	2,664
U S TREAS STRIP GENERIC TINT	0.000% 11/15/2021 DD 11/15/91	U. S. GOVERNMENT SECURITIES	5,350
U S TREASURY BILL	0.000% 12/17/2009 DD 12/18/08	U. S. GOVERNMENT SECURITIES	260
U S TREASURY BILL	0.000% 12/17/2009 DD 12/18/08	U. S. GOVERNMENT SECURITIES	330
U S TREASURY BILL	0.000% 12/17/2009 DD 12/18/08	U. S. GOVERNMENT SECURITIES	450
U S TREASURY BILL	0.000% 12/17/2009 DD 12/18/08	U. S. GOVERNMENT SECURITIES	550
U S TREASURY BILL	0.000% 12/17/2009 DD 12/18/08	U. S. GOVERNMENT SECURITIES	750
U S TREASURY BILL	0.000% 12/17/2009 DD 12/18/08	U. S. GOVERNMENT SECURITIES	1,130
U S TREASURY BILL	0.000% 12/17/2009 DD 12/18/08	U. S. GOVERNMENT SECURITIES	1,249
U S TREASURY BILL	0.000% 12/17/2009 DD 12/18/08	U. S. GOVERNMENT SECURITIES	1,410
U S TREASURY BILL	0.000% 12/17/2009 DD 12/18/08	U. S. GOVERNMENT SECURITIES	1,500
U S TREASURY BILL	0.000% 12/17/2009 DD 12/18/08	U. S. GOVERNMENT SECURITIES	4,084
U S TREASURY BILL	0.000% 12/17/2009 DD 12/18/08	U. S. GOVERNMENT SECURITIES	4,500
U S TREASURY BONDS	06.750% 08/15/2026 DD 08/15/96	U. S. GOVERNMENT SECURITIES	603
U S TREASURY BONDS	06.750% 08/15/2026 DD 08/15/96	U. S. GOVERNMENT SECURITIES	846
U S TREASURY BONDS	06.750% 08/15/2026 DD 08/15/96	U. S. GOVERNMENT SECURITIES	1,121
U S TREASURY BONDS	06.750% 08/15/2026 DD 08/15/96	U. S. GOVERNMENT SECURITIES	1,796
U S TREASURY NOTE	2.000% 11/30/2013 DD 11/30/08	U. S. GOVERNMENT SECURITIES	934
U S TREASURY NOTE	2.000% 11/30/2013 DD 11/30/08	U. S. GOVERNMENT SECURITIES	1,444
U S TREASURY NOTE	2.000% 11/30/2013 DD 11/30/08	U. S. GOVERNMENT SECURITIES	2,994
U S TREASURY NOTE	2.000% 11/30/2013 DD 11/30/08	U. S. GOVERNMENT SECURITIES	3,284
U S TREASURY NOTE	2.000% 11/30/2013 DD 11/30/08	U. S. GOVERNMENT SECURITIES	4,974
U S TREASURY NOTE	2.000% 11/30/2013 DD 11/30/08	U. S. GOVERNMENT SECURITIES	6,007
U S TREASURY NOTE	2.000% 11/30/2013 DD 11/30/08	U. S. GOVERNMENT SECURITIES	8,147
U S TREASURY NOTE	2.000% 11/30/2013 DD 11/30/08	U. S. GOVERNMENT SECURITIES	8,827
U S TREASURY NOTE	2.000% 11/30/2013 DD 11/30/08	U. S. GOVERNMENT SECURITIES	9,236
U S TREASURY NOTE	2.000% 11/30/2013 DD 11/30/08	U. S. GOVERNMENT SECURITIES	9,666
U S TREASURY NOTE	2.000% 11/30/2013 DD 11/30/08	U. S. GOVERNMENT SECURITIES	10,524
U S TREASURY NOTE	2.000% 11/30/2013 DD 11/30/08	U. S. GOVERNMENT SECURITIES	10,764
U S TREASURY NOTE	2.000% 11/30/2013 DD 11/30/08	U. S. GOVERNMENT SECURITIES	20,335
U S TREASURY NOTE	2.000% 11/30/2013 DD 11/30/08	U. S. GOVERNMENT SECURITIES	20,484
U S TREASURY NOTE	2.000% 11/30/2013 DD 11/30/08	U. S. GOVERNMENT SECURITIES	20,610
U S TREASURY NOTE	2.000% 11/30/2013 DD 11/30/08	U. S. GOVERNMENT SECURITIES	25,124
U S TREASURY NOTES	0.875% 12/31/2010 DD 12/31/08	U. S. GOVERNMENT SECURITIES	501
U S TREASURY NOTES	0.875% 12/31/2010 DD 12/31/08	U. S. GOVERNMENT SECURITIES	1,796
UBS AG STAMFORD BRH MEDIUM	5.875% 12/20/2017 DD 12/20/07	CORPORATE DEBT INSTRUMENTS	817
UBS AG STAMFORD BRH MEDIUM	5.875% 12/20/2017 DD 12/20/07	CORPORATE DEBT INSTRUMENTS	1,098
UNION PAC CORP NT	5.450% 01/31/2013 DD 08/24/07	CORPORATE DEBT INSTRUMENTS	970
UNITEDHEALTH GROUP INC NT	5.250% 03/15/2011 DD 03/02/06	CORPORATE DEBT INSTRUMENTS	658
US TREAS-CPI INFLAT	2.375% 01/15/2027 DD 01/15/07	U. S. GOVERNMENT SECURITIES	1
US TREAS-CPI INFLAT	2.375% 01/15/2027 DD 01/15/07	U. S. GOVERNMENT SECURITIES	218
US TREAS-CPI INFLAT	2.375% 01/15/2027 DD 01/15/07	U. S. GOVERNMENT SECURITIES	429
US TREAS-CPI INFLAT	2.375% 01/15/2027 DD 01/15/07	U. S. GOVERNMENT SECURITIES	546
US TREAS-CPI INFLAT	2.375% 01/15/2027 DD 01/15/07	U. S. GOVERNMENT SECURITIES	824
US TREAS-CPI INFLAT	2.375% 01/15/2027 DD 01/15/07	U. S. GOVERNMENT SECURITIES	2,857
US TREAS-CPI INFLATION INDEX	2.000%001/15/2026 DD 01/15/06	U. S. GOVERNMENT SECURITIES	0
US TREAS-CPI INFLATION INDEX	2.000%001/15/2026 DD 01/15/06	U. S. GOVERNMENT SECURITIES	6
US TREAS-CPI INFLATION INDEX	2.000%001/15/2026 DD 01/15/06	U. S. GOVERNMENT SECURITIES	520
US TREAS-CPI INFLATION INDEX	2.000%001/15/2026 DD 01/15/06	U. S. GOVERNMENT SECURITIES	684
US TREAS-CPI INFLATION INDEX	2.000%001/15/2026 DD 01/15/06	U. S. GOVERNMENT SECURITIES	1,057
US TREAS-CPI INFLATION INDEX	2.000%001/15/2026 DD 01/15/06	U. S. GOVERNMENT SECURITIES	2,030
US TREAS-CPI INFLATION INDEX	2.000%001/15/2026 DD 01/15/06	U. S. GOVERNMENT SECURITIES	2,259
US TREAS-CPI INFLATION INDEX	2.000%001/15/2026 DD 01/15/06	U. S. GOVERNMENT SECURITIES	2,809
US TREAS-CPI INFLATION INDEX	2.000%001/15/2026 DD 01/15/06	U. S. GOVERNMENT SECURITIES	3,192
VERIZON COMMUNICATIONS INC NT	5.350% 02/15/2011 DD 02/15/06	CORPORATE DEBT INSTRUMENTS	323
VERIZON COMMUNICATIONS INC NT	5.350% 02/15/2011 DD 02/15/06	CORPORATE DEBT INSTRUMENTS	1,811
VERIZON COMMUNICATIONS INC NT	5.350% 02/15/2011 DD 02/15/06	CORPORATE DEBT INSTRUMENTS	2,259
VERIZON NEW JERSEY DEB SER A	5.875% 01/17/2012 DD 01/22/02	CORPORATE DEBT INSTRUMENTS	748
VERIZON WIRELESS CAP LLC NT	8.500% 11/15/2018 DD 11/21/08	CORPORATE DEBT INSTRUMENTS	967
VERIZON WIRELESS CAP LLC NT	8.500% 11/15/2018 DD 11/21/08	CORPORATE DEBT INSTRUMENTS	996
VODAFONE AIRTOUCH PLC NT	7.750% 02/15/2010 DD 08/15/00	CORPORATE DEBT INSTRUMENTS	511
VODAFONE AIRTOUCH PLC NT	7.750% 02/15/2010 DD 08/15/00	CORPORATE DEBT INSTRUMENTS	684
VODAFONE GROUP PLC NEW NT	5.000% 12/16/2013 DD 09/22/03	CORPORATE DEBT INSTRUMENTS	29
VODAFONE GROUP PLC NEW NT	5.000% 12/16/2013 DD 09/22/03	CORPORATE DEBT INSTRUMENTS	1,975
WACHOVIA BK COML 05-C21 CL A-4	VAR RT 10/17/2044 DD 10/01/05	CORPORATE DEBT INSTRUMENTS	1,704
WACHOVIA BK COML 06-C29 CL AJ	VAR RT 11/15/2048 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	78
WACHOVIA BK COML MTG 03-C6 A-4	5.125% 08/15/2035 DD 08/01/03	CORPORATE DEBT INSTRUMENTS	905
WACHOVIA BK NATL ASSN MEDIUM	6.000% 11/15/2017 DD 11/21/07	CORPORATE DEBT INSTRUMENTS	1,110
WACHOVIA BK NATL ASSN MTN	VAR RT 03/15/2016 DD 03/09/06	CORPORATE DEBT INSTRUMENTS	2,893
WACHOVIA CORP GBL MTN #SR00025	5.700% 08/01/2013 DD 07/31/06	CORPORATE DEBT INSTRUMENTS	194
WACHOVIA CORP GLOBAL MEDIUM	5.500% 05/01/2013 DD 04/25/08	CORPORATE DEBT INSTRUMENTS	494
WACHOVIA CORP GLOBAL MEDIUM	5.500% 05/01/2013 DD 04/25/08	CORPORATE DEBT INSTRUMENTS	1,088
WACHOVIA CORP GLOBAL MEDIUM	5.500% 05/01/2013 DD 04/25/08	CORPORATE DEBT INSTRUMENTS	1,646
WACHOVIA CORP NEW NT	5.300% 10/15/2011 DD 10/23/06	CORPORATE DEBT INSTRUMENTS	313
WAL-MART STORES INC NT	4.250% 04/15/2013 DD 04/15/08	CORPORATE DEBT INSTRUMENTS	1,029
WAMU MTG P/T 06-AR12 CL 1-A4	VAR RT 10/25/2036 DD 09/01/06	CORPORATE DEBT INSTRUMENTS	404
WAMU MTG P/T CTF 04-AR3 A2	VAR RT 06/25/2034 DD 04/01/04	CORPORATE DEBT INSTRUMENTS	101
WAMU MTG P/T CTFS 05-AR8 2A1A	VAR RT 07/25/2045 DD 07/15/05	CORPORATE DEBT INSTRUMENTS	136
WAMU MTG P/T SER 07-OA2 CL 1A	VAR RT 03/25/2047 DD 02/01/07	CORPORATE DEBT INSTRUMENTS	355
WAMU MTG P/T SER 07-OA5 CL 1A	VAR RT 06/25/2047 DD 05/01/07	CORPORATE DEBT INSTRUMENTS	268
WAMU MTG PASSTHRU 2004-OA4 1A	VAR RT 05/25/2047 DD 04/01/07	CORPORATE DEBT INSTRUMENTS	155
WEA FIN LLC / WCI FIN LLC 144A	5.400% 10/01/2012 DD 09/28/06	CORPORATE DEBT INSTRUMENTS	96
WELLPOINT INC NT	5.000% 01/15/2011 DD 01/10/06	CORPORATE DEBT INSTRUMENTS	425
WELLS FARGO & CO FDIC GTD TLGP	3.000% 12/09/2011 DD 12/10/08	U. S. GOVERNMENT SECURITIES	1,663
WELLS FARGO & CO NEW NT	4.625% 08/09/2010 DD 08/08/05	CORPORATE DEBT INSTRUMENTS	231
WELLS FARGO & CO NEW SR NT	4.875% 01/12/2011 DD 01/12/06	CORPORATE DEBT INSTRUMENTS	330
WELLS FARGO & CO NEW SR NT	4.875% 01/12/2011 DD 01/12/06	CORPORATE DEBT INSTRUMENTS	1,763
WELLS FARGO & CO NEW SR UNSECD	5.625% 12/11/2017 DD 12/10/07	CORPORATE DEBT INSTRUMENTS	417
WELLS FARGO 2005-AR16 CL VIA3	5.002% 10/25/2035 DD 09/01/05	CORPORATE DEBT INSTRUMENTS	949
WELLS FARGO MORTGAGE 05-16	VAR RT 10/25/2035 DD 09/01/05	CORPORATE DEBT INSTRUMENTS	424

Security Name	Maturity and Interest Rate	Description	Market Value
WELLS FARGO MTG 05-AR6 CL A-1	VAR RT 04/25/2035 DD 03/01/05	CORPORATE DEBT INSTRUMENTS	995
WELLS FARGO MTG 06-AR10 V-A-3	5.6073% 07/25/2036 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	917
WELLS FARGO MTG BKD 04 S A-1	VAR RT 09/25/2034 DD 08/01/04	CORPORATE DEBT INSTRUMENTS	564
WELLS FARGO MTG BKD 04-H A1	VAR RT 06/25/2034 DD 05/01/04	CORPORATE DEBT INSTRUMENTS	1,003
WESTFIELD CAP CORP LTD 144A	4.375% 11/15/2010 DD 11/02/04	CORPORATE DEBT INSTRUMENTS	182
WHITE MTNS RE GROUP SR NT 144A	6.375% 03/20/2017 DD 03/19/07	CORPORATE DEBT INSTRUMENTS	455
WISCONSIN ELEC PWR CO DEB	6.000% 04/01/2014 DD 10/01/08	CORPORATE DEBT INSTRUMENTS	342
WISCONSIN ST GEN REV TXB-SER A	4.800% 05/01/2013 DD 12/18/03	TAXABLE MUNICIPALS	450
XEROX CORP SR NT	5.500% 05/15/2012 DD 05/17/07	CORPORATE DEBT INSTRUMENTS	419
XSTRATA FIN CDA LTD GTD 144A	5.800% 11/15/2016 DD 11/15/06	CORPORATE DEBT INSTRUMENTS	156
XSTRATA FIN CDA LTD GTD 144A	5.800% 11/15/2016 DD 11/15/06	CORPORATE DEBT INSTRUMENTS	1,406
XTO ENERGY INC SR NT	6.250% 08/01/2017 DD 07/19/07	CORPORATE DEBT INSTRUMENTS	273
XTO ENERGY INC SR NT	6.250% 08/01/2017 DD 07/19/07	CORPORATE DEBT INSTRUMENTS	672
XTO ENERGY INC SR NT	6.250% 08/01/2017 DD 07/19/07	CORPORATE DEBT INSTRUMENTS	750
WRAPPER VALUE			3,034
NET PAYABLES			(70,607)

SYNTHETIC GUARANTEED INVESTMENT CONTRACTS, AT FAIR VALUE			$1,714,330

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the persons who administer the Plan have duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.

CBS 401(k) PLAN

Date: June 29, 2009	By:	/S/ STEPHEN D. MIRANTE

Stephen D. Mirante

Member of the Retirement Committee